EXHIBIT 4

August 26, 2013

Akorn, Inc.
1925 W. Field Court, Suite 300
Lake Forest, Illinois  60045
Attention:  Timothy Dick, Chief Financial Officer

Project Ice
Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities LLC (“JPMorgan”; and together with JPMCB, the “Commitment Parties,” “us” or “we”), that you intend to consummate the transactions described in Exhibit A hereto (the “Transaction Description”).  Capitalized terms used but not defined herein are used with the meanings assigned to them on the Transaction Description, the Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Facility Term Sheet”) and the Summary of Terms and Conditions attached hereto as Exhibit C (the “ABL Facility Term Sheet” and, together with the Term Facility Term Sheet, collectively, the “Term Sheets”).

1.             Commitments

In connection with the Transactions, JPMCB (in such capacity, the “Initial Lender”) is pleased to advise you of, and hereby agrees to provide, its commitment (i) to provide 100% of the principal amount of the Term Facility and (ii) to provide 100% of the ABL Revolving Commitment (as defined in the ABL Facility Term Sheet) (the ABL Facility, together with the Term Facility, collectively, the “Senior Facilities”), in each case upon the terms expressly set forth in this Commitment Letter (including, without limitation, in the Term Sheets) and subject solely to the satisfaction or waiver of the conditions set forth in Section 6 below and Exhibit D hereto.  For the avoidance of doubt, it is understood and agreed that the Initial Lender’s commitment hereunder in respect of 100% of each of the Senior Facilities shall be determined without giving effect to any oversubscription, accordion or incremental facilities described in the Term Sheets.

2.             Titles and Roles

You hereby appoint (a) in respect of the Term Facility, (i) JPMorgan, together with any other lead arrangers or bookrunners appointed as contemplated below, to act as joint lead arrangers and bookrunners (in such capacity, the “Term Loan Lead Arrangers”) and (ii) JPMCB to act as sole administrative agent (in such capacity, the “Term Loan Administrative Agent”) for the Term Facility and (b) in respect of the ABL Facility, (i) JPMorgan, together with any other lead arrangers or bookrunners appointed as contemplated below, to act as joint lead arrangers and bookrunners (in such capacity, the “ABL Facility Lead Arrangers” and, together with the Term Loan Lead Arrangers, the “Senior Lead Arrangers”) and (ii) JPMCB to act as sole administrative agent (in such capacity, the “ABL Facility Administrative Agent” and, together with the Term Loan Administrative Agent, the “Administrative Agents”) for the ABL Facility.

It is further agreed that (a) JPMorgan will have “left” placement on any marketing materials or other documentation used in connection with the Term Facility and (b) JPMorgan will have “left” placement on any marketing materials or other documentation used in connection with any of the ABL Facility.  You agree that no other agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that compensation expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid with respect to any of the Senior Facilities in order to obtain its commitment to participate in such Senior Facilities, in each case, unless you and we shall so agree; provided that, on or prior to the date which is fifteen (15) business days after the date you execute this Commitment Letter (such date, the "Additional Agent Cutoff Date"), you may appoint (i) with respect to the Term Facility, up to three (3) and (ii) with respect to the ABL Facility, up to one (1), additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Agent”) with respect to each of the Senior Facilities (it being understood that (x) with respect to the Term Facility, (a)  JPMorgan shall have no less than 50% of the total economics and commitments with respect to the Term Facility, (b) such Additional Agents (or their affiliates) shall assume a proportion of the commitments with respect to the Term Facility that is equal to the proportion of the economics allocated to such Additional Agents (or their affiliates), (c) no Additional Agent (nor any affiliate thereof) shall receive greater economics in respect of the Term Facility than that received by JPMorgan and (d) to the extent you appoint Additional Agents and/or confer additional titles in respect of the Term Facility on the Additional Agents, the economics allocated to, and the commitment amounts of, the relevant Initial Lender in respect of the Term Facility will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Agents (or any of their affiliates) and (y) with respect to the ABL Facility (a) at the election of the Borrower, in its sole discretion, all or any portion of the commitments of such Additional Agents shall be in addition to the commitments of the other Commitment Parties and the ABL Revolving Commitment shall be increased by the aggregate amount of such commitments of such Additional Agents and/or such Additional Agents (or their affiliates) shall assume a proportion of the initial commitments of Initial lenders with respect to the ABL Facility that is equal to the proportion of the economics allocated to such Additional Agents (or their affiliates), (b) the economics with respect to the ABL Facility shall be reallocated among JPMorgan (and its affiliates) and such Additional Agents in proportion to their pro rata share of the ABL Revolving Commitment and (c) JPMorgan shall have no less than $40.0 million of the aggregate commitments and a pro rata share of the economics with respect to the ABL Facility), in each case upon the execution and delivery by such Additional Agents and you of customary joinder documentation reasonably satisfactory to you and the Senior Lead Arrangers; and thereafter, each such Additional Agent shall constitute a “Commitment Party,” “Initial Lender” and/or “Senior Lead Arranger,” as applicable, under this Commitment Letter and under the Fee Letters.

3.             Syndication

The Senior Lead Arrangers intend to syndicate the Term Facility and, if so requested by you, an increase in the initial amount of the ABL Facility, to a group of banks, financial institutions and other lenders, reasonably acceptable to you (such consent not to be unreasonably withheld or delayed) (together with the Initial Lender, the “Lenders”); provided that, the Senior Lead Arrangers will not syndicate to Disqualified Institutions (as defined in the Term Sheets) and no Disqualified Institutions may become Lenders after the Closing Date of the Senior Facilities.  Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any assignment by the Initial Lender (except in the case of an assignment to an Additional Agent), (i) no Initial Lender shall be released, relieved or novated from its obligations hereunder (including its obligation to fund the Senior Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Senior Facilities, including its commitments in respect thereof, until the initial funding of the Senior Facilities on the Closing Date, (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Senior Facilities until the initial funding of the Senior Facilities on the Closing Date and (iii) each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Senior Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding of the Senior Facilities on the Closing Date has occurred.  For the avoidance of doubt, any assignment or novation of the Commitment Parties’ commitments to any Lenders (other than the Initial Lenders) in respect of the Term Facility shall be applied ratably to all such Commitments Parties’ commitments in respect of the Term Facility.

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The Senior Lead Arrangers intend to commence syndication efforts with respect to the Term Facility and, if so requested by you, with respect to an increase in the initial amount of the ABL Facility, promptly following your execution and delivery of this Commitment Letter and, until the earlier to occur of (a) a Successful Syndication (as defined in the Lead Arranger Fee Letter) and (b) the date that is 60 days after the Closing Date (such period, the “Syndication Period”), you agree to assist the Senior Lead Arrangers in completing a syndication reasonably satisfactory to the Senior Lead Arrangers and you.  Such assistance shall include (i) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships, (ii) causing direct contact between your senior management, on the one hand, and the proposed Lenders, on the other hand, at mutually agreed upon times, (iii) your assistance in the preparation of confidential information memoranda customary for transactions of this type (the “Confidential Information Memorandum”) and other customary marketing materials reasonably requested by the Senior Lead Arrangers to be used in connection with the syndication of the Senior Facilities, (iv) the hosting, with the Senior Lead Arrangers, of one meeting of prospective Lenders at a time and location to be mutually agreed (and to the extent necessary, one or more conference calls with prospective Lenders in addition to such meeting), (v)  until the end of the Syndication Period, ensuring (or, in the case of the Target and its subsidiaries or affiliates, using commercially reasonable efforts to ensure) that there shall be no other issues, offerings, placements or arrangements of competing debt securities or commercial bank or other syndicated credit facilities of the Borrower and its subsidiaries and, to the extent not in contravention of the Acquisition Agreement, the Target and its subsidiaries, being issued, offered, placed or arranged (other than the Transactions, indebtedness in an amount to be agreed to remain outstanding after the Closing Date, working capital indebtedness incurred by non-U.S. subsidiaries intercompany indebtedness and other indebtedness incurred in the ordinary course of business consistent with past practice), which would have a materially adverse impact on the primary syndication of the Term Facility and (vi) using commercially reasonable efforts to obtain prior to the launch of general syndication (x) public corporate/family ratings for the Borrower (after giving effect to the Transactions) and (y) ratings for the Senior Facilities, in each case, from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Service (“S&P”) (but in each case, for the avoidance of doubt, not any specific rating).  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters, neither the compliance with any of the provisions of this paragraph nor the commencement or the completion of the syndication of the Senior Facilities shall constitute a condition precedent to the Closing Date.  For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding on you or your subsidiaries on the date hereof, and the only financial statements that shall be required to be provided to the Senior Lead Arrangers in connection with the syndication of the Senior Facilities shall be those required to be delivered pursuant to paragraph 4 of Exhibit D hereto.

The Senior Lead Arrangers, in their capacity as such, will manage, in consultation with you (and subject to your consent rights set forth in the preceding paragraphs of this Section 3), all aspects of the syndication, including decisions as to the selection of institutions (other than Disqualified Institutions) to be approached and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders (other than Disqualified Institutions) will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

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At the reasonable request of the Senior Lead Arrangers, you agree to use commercially reasonable efforts to assist in the preparation of a version of the Confidential Information Memorandum and presentation consisting exclusively of information and documentation with respect to the Borrower, the Target, their respective securities and the Transactions that is either (a) publicly available or (b) not material with respect to the Borrower or its subsidiaries, the Target or its subsidiaries or any of your or their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).

You hereby acknowledge that the Senior Lead Arrangers will make available information, projections and other offering and marketing materials and presentations, including the Confidential Information Memorandum to be used in connection with the syndication of the Senior Facilities (such information, projections, other offering and marketing material and the Confidential Information Memorandum, collectively, with the Term Sheets, the “Information Materials”), to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak Online or by similar electronic means.

It is understood that in connection with your assistance described above, customary authorization letters will be included in the Confidential Information Memorandum that authorize the distribution thereof to prospective Lenders, confirm that the additional version of the Confidential Information Memorandum does not include any Private Lender Information with respect to the Borrower or any of its subsidiaries, contain the representations set forth in Section 4 below and exculpates the Borrower, the Target and their respective affiliates with respect to any liability related to the misuse, and exculpates us and our affiliates with respect to any liability related to the use or misuse, of the contents of the Information Materials or related offering and marketing materials by the recipients thereof.  Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the public-side lenders.  By marking Information Materials as “PUBLIC,” you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any Private Lender Information (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).  You agree that, unless expressly identified as “Public Lender Information,” each document to be disseminated by the Senior Lead Arrangers (or any other agent) to any Lender in connection with the Senior Facilities will be deemed to contain Private Lender Information.

You agree that the Senior Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Senior Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions (after you have been given a reasonable opportunity to review such documents) that such material should only be distributed to prospective private Lenders:  (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the Senior Facilities’ terms and (c) drafts and final versions of definitive documents with respect to the Senior Facilities.  If you advise us in writing (including by email) within a reasonable time prior to their intended distributions (after you have been given a reasonable opportunity to review such documents) that any of the foregoing items should be distributed only to private Lenders, then the Senior Lead Arrangers will not distribute such materials to public Lenders without your consent.

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4.             Information

You hereby represent and warrant that, and with respect to any information relating to the Target and its subsidiaries and its and their respective businesses, to your knowledge that, (a) all written information, other than projections, budgets, estimates, forward looking statements and information of a general economic or industry-specific nature, concerning the Borrower, the Target, their respective subsidiaries and their respective businesses (the “Information”), that has been or will be made available to us by you or any representatives on your behalf to any Commitment Party in connection with the transactions contemplated hereby, taken as a whole, did not contain (or, in the case of Information furnished after the date hereof, will not contain), as of the time it was (or hereafter is) furnished, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, as supplemented and updated, and (b) the projections, budgets, estimates and forward looking statements that have been or will be made available to us by or on behalf of you in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished; it being understood that (i) such projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond your control and (ii) no assurance can be given that any particular financial projections will be realized, and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material.  You agree that if, at any time prior to the later of (x) the end of the Syndication Period and (y) the Closing Date, you become aware that any of the representations and warranties in the preceding sentence are incorrect in any material respect, then you will (or, with respect to the Information and projections relating to the Target and its subsidiaries and its and their respective businesses, will use commercially reasonable efforts to) supplement the Information and the projections so that (with respect to the Information and projections relating to the Target and its subsidiaries and its and their respective businesses, to your knowledge) such representations remain correct, in all material respects.  The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the obligations of any Commitment Party hereunder.  You understand that in arranging and syndicating the Senior Facilities we may use and rely on the Information and the projections without independent verification thereof, and we do not assume responsibility for the accuracy or completeness of the Information or the projections.

5.             Fees

As consideration for the commitments and agreements of each Commitment Party hereunder, you agree to pay or cause to be paid the nonrefundable compensation described in the separate fee letter dated the date hereof and delivered herewith (the “Lead Arranger Fee Letter”) and in the separate fee letter dated the date hereof among the Borrower, JPMCB and JPMorgan and delivered herewith (the “Administrative Agent Fee Letter” and, together with the Lead Arranger Fee Letter, the “Fee Letters”), if and to the extent payable, on the terms and subject to the conditions expressly set forth therein.

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6.             Conditions

Upon the satisfaction (or waiver by the Senior Lead Arrangers) of the Exclusive Funding Conditions (as defined below), the initial funding of the Senior Facilities shall occur; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (or the occurrence of the Closing Date), including compliance with the terms of this Commitment Letter, the Fee Letters and the Facilities Documentation, other than those that are expressly stated in this Section 6.  Notwithstanding anything in this Commitment Letter, the Fee Letters, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations, the accuracy of which shall be a condition to availability of the Senior Facilities on the Closing Date shall be (i) such of the representations made by or with respect to the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliates have the right to terminate your (or their) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in accordance with the terms thereof) as a result of a breach of such representations in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) (the representations described in clauses (i) and (ii) being the “Closing Date Representations”), and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Senior Facilities on the Closing Date if the conditions expressly set forth in this Section 6 are satisfied (or waived), it being understood that, to the extent any lien search or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than the pledge and perfection of Collateral with respect to which a lien may be perfected solely by the filing of financing statements under the Uniform Commercial Code (“UCC”) and the delivery of equity certificates for certificated equity of the Borrower’s domestic subsidiaries that are part of the Collateral) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection, as applicable, of any such lien search and/or Collateral shall not constitute a condition precedent to the availability of the Senior Facilities, but may instead be provided within ninety (90) days after the Closing Date, subject to such extensions as are reasonably agreed by the applicable Administrative Agent, pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably.  “Specified Representations” means the representations in the Term Facility Documentation and ABL Facility Documentation relating to corporate or other organizational existence, organizational power and authority of the Borrower and the Guarantors (as they relate to due authorization, execution, delivery and performance of the Term Facility Documentation and ABL Facility Documentation); due authorization, execution, delivery and enforceability, in each case relating to the entering into and performance of such Term Facility Documentation and ABL Facility Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1 of Exhibit D hereto); no conflicts of the Term Facility Documentation or ABL Facility Documentation with charter documents of the Borrower and the Guarantors (as it relates to the entering into and performance of the Facilities Documentation); the making of the Loans and the use of proceeds thereof not violating the Federal Reserve margin regulations or the PATRIOT Act; the Investment Company Act; sanctions laws and regulations; and, except as provided above, the creation, perfection, validity and, to the extent applicable, first priority, of the security interests in the Collateral (subject to customary permitted liens) and subject in all respects to the foregoing provisions of this paragraph.  Notwithstanding anything in this Commitment Letter, the Fee Letters, the Term Facility Documentation, the ABL Facility Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (A) the commitments of the Initial Lenders hereunder and the Senior Lead Arrangers’ agreements to perform the services described herein are subject to the conditions expressly set forth in the Term Sheets under the section entitled “Initial Conditions” in Exhibit B hereto (with respect to the Term Facility), in the section entitled “Certain Conditions—Initial Conditions” in Exhibit C hereto (with respect to the ABL Facility) and in Exhibit D hereto (collectively, the “Exclusive Funding Conditions”) and (B) the only conditions (express or implied) to the availability of the Facilities on the Closing Date are the Exclusive Funding Conditions.  This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision.”

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7.             Indemnification and Expenses

You agree (a) to indemnify and hold harmless each of the Commitment Parties, each of their respective affiliates and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing (each, an “indemnified person”) from and against any and all actual losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Acquisition, the Facilities or any related transaction or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceeding is brought by you, your affiliates or any third person, and to reimburse each indemnified person promptly after written request (together with reasonably detailed backup documentation supporting such reimbursement request) for the reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one counsel for all such indemnified persons taken as a whole, and, if necessary, of a single firm of local counsel in each relevant jurisdiction, and, in the case of a conflict of interest, one additional counsel to each similarly affected group of indemnified persons (taken as a whole) and, if necessary, one additional local counsel in each relevant jurisdiction for such affected group of indemnified persons), but no other third party advisors without your prior written consent; provided that, the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith or gross negligence of such indemnified person (or any of its affiliates and their respective directors, officers, employees, partners, advisors, agents and other representatives), (ii) in connection with a claim made by you, the material breach of the Commitment Letter or any Fee Letter by any indemnified person (or any of its affiliates and their respective directors, officers, employees, partners, advisors, agents and other representatives) (in the case of each of preceding clause (i) and this clause (ii), as determined by a court of competent jurisdiction in a final non-appealable judgment) or (iii) any disputes solely among indemnified persons (other than any claims against any Commitment Party in its capacity as Administrative Agent or a Senior Lead Arranger or any similar role under the Facilities) and other than claims arising out of  any act or omission of the Borrower or any of its subsidiaries, and (b) subject to the limitations contained in the Lead Arranger Fee Letter, to reimburse the Commitment Parties and their affiliates for all reasonable out-of-pocket expenses (including, but not limited to, due diligence expenses, syndication expenses and travel expenses, and limited to reasonable fees, charges and disbursements of one primary counsel, and if necessary, of one local counsel in any relevant jurisdiction) to the Commitment Parties and their affiliates incurred in connection with the Senior Facilities and any related documentation (including this Commitment Letter, the Fee Letters and the Facilities Documentation) or the administration, amendment, modification or waiver of any of the foregoing) promptly upon written request (together with reasonably detailed backup documentation supporting such request).  No person party hereto nor any indemnified person shall be liable for any damages, directly or indirectly, arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, IntraLinks, the internet, email or similar electronic transmission systems, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or, in connection with a claim made by you, a material breach of this Commitment Letter or any Fee Letter by, such person (or any of its affiliates and their respective directors, officers, employees, partners, advisors, agents and other representatives).  None of the indemnified persons or you or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Senior Facilities or the transactions contemplated hereby; provided that, nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent expressly set forth herein.

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8.             Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each of the Commitment Parties (or their respective affiliates) is a full service securities firm and we may from time to time (a) effect transactions, for our own or our affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Target or your or its respective affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter or with which you, the Target or your or its respective subsidiaries may have commercial or other relationships or adverse interests or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you may have conflicting interests.  In addition, consistent with each Commitment Party’s policy to hold in confidence the affairs of its customers, such Commitment Party will not furnish information obtained from you or your affiliates and representatives to any of their other clients (or to clients of its affiliates) or in connection with the performance by such Commitment Party and its affiliates of services for its other clients (or for clients of their affiliates).  You also acknowledge that each Commitment Party and its affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

You further acknowledge and agree that (a) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (b) you have been advised that each Commitment Party and its affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that no Commitment Party has any obligation to disclose such interests and transactions to you or your affiliates, (c) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on any Commitment Party for such advice, and (d) none of the Commitment Parties or their affiliates have any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Parties and you.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) in connection therewith and with the process leading to the Transactions, each Commitment Party and its affiliates (as the case may be) are acting solely as a principal and not as agents or fiduciaries of you or any other person, (d) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (e) you have consulted legal and financial advisors to the extent you deemed appropriate and (f) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship.

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9.             Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor any Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person, except (a) you and your officers, directors, employees, affiliates, attorneys, accountants, agents and advisors on a confidential basis, (b) the Target and its officers, directors, employees, attorneys, accountants, agents and advisors (provided that, any disclosure of any Fee Letter or its terms or substance under this clause (b) shall be redacted in respect of (x) the amounts, percentages and basis points of compensation set forth therein and (y) the “market flex” provisions set forth therein relating to the pricing and other economic terms of the Senior Facilities, in either case in a manner reasonably satisfactory to the Commitment Parties), in each case, on a confidential and need-to-know basis, (c) in any legal, regulatory, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental authority (in which case you agree, to the extent practicable and permitted by law, rule or regulation, to inform us promptly thereof), (d) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letters, (e) the Term Sheets and Exhibit D hereto (but not the Fee Letters or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary or required in marketing materials and other required filings) may be disclosed to potential Lenders and to any rating agency in connection with the Transaction, (f) contents of the Commitment Letter and the aggregate fee amounts contained in the Fee Letters as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials or in any public filing relating to the Transactions, (g) the existence and contents of this Commitment Letter in any proxy, public filing, prospectus, offering memorandum, offering circular, syndication materials or other marketing materials in connection with the Transactions or the financing thereof, (h) the existence and contents of this Commitment Letter and the Lead Arranger Fee Letter and the existence of the Administrative Agent Fee Letter may be shared with potential Additional Agents in connection with the Transaction and (i) to the extent any such information becomes publicly available other than by reason of disclosure by you, your affiliates or their officers, directors, employees, affiliates, attorneys, accountants, agents and advisors in violation of this Commitment Letter.

Each Commitment Party agrees to keep confidential, and not to publish, disclose or otherwise divulge, all non-public information obtained from or on behalf of you in the course of the transactions contemplated hereby and to only use such information for the purposes of providing the services contemplated by this Commitment Letter; provided, however, that nothing herein shall prevent such Commitment Party from disclosing such confidential information (a) to rating agencies in connection with the ratings described above, (b) to any Lenders, participants or hedge providers or bona fide prospective Lenders, participants or hedge providers (other than Disqualified Institutions and persons whom you have affirmatively denied to provide your consent to the assignment or syndication thereto), (c) in any legal, judicial, or administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations or as requested by a governmental authority (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law, rule or regulation), (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over such Commitment Party or any of its affiliates or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of such Commitment Party by any governmental or regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to the officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) on a “need-to-know” basis and who are informed of the confidential nature of such information and agree to keep information of this type confidential, (f) to any of its affiliates, Representatives of its affiliates (provided that, any such affiliate or Representative is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for the compliance of its affiliates and Representatives of its affiliates with this paragraph) solely in connection with the Senior Facilities and the related Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or other obligation of confidentiality owed to you or your affiliates, (h) for purposes of establishing a “due diligence” defense, (i) to the extent that such information is received by such Commitment Party from a third party that is not known by such Commitment Party to be subject to confidentiality obligations to you or your affiliates, (j) to enforce their respective rights hereunder or under the Fee Letters or (k) to the extent such information was independently developed by such Commitment Party without reliance on confidential information; provided that, the disclosure of any such information to any Lenders or prospective Lenders, participants or hedge providers referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender, participant or hedge provider that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, in the event of any electronic access through IntraLinks, another website or similar electronic system or platform, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof, in each case on terms reasonably acceptable to you; provided, however, that, no such disclosure shall be made to any Disqualified Institution or to any person whom you have affirmatively denied to provide your consent to the assignment or syndication thereto (after such denial).  Each Commitment Party’s obligations under this paragraph shall remain in effect until the earlier of (x) two years from the date hereof and (y) the date the Facilities Documentation is effective, at which time our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Facilities Documentation upon the execution and delivery thereof.

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10.           Miscellaneous

This Commitment Letter shall not be assignable by any party hereto (except (i) in connection with the appointment of Additional Agents as set forth herein, or (ii) in connection with the syndication of the Senior Facilities subject to the section entitled “Syndication” above (and the limitations set forth therein) without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein.  Each Commitment Party shall be liable solely in respect of its own commitment to the Senior Facilities on a several, and not joint, basis with any other Lender.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Senior Facilities and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter and any claim or controversy arising under or related to this Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction; provided, however, that it is understood and agreed that (a) the interpretation of the definition of “Target Material Adverse Effect” (as defined in Exhibit D hereto) (and whether or not a Target Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliates) have the right to terminate your (or your affiliates’) obligations under the Acquisition Agreement or have the right to decline to consummate the Acquisition, (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and (d) the interpretation of “Acquisition Termination Date” (as defined below) and any capitalized term used in the definition thereof and not otherwise defined herein (and whether the Acquisition Termination Date has occurred), in each case shall be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter and notwithstanding that the funding of the Senior Facilities is subject to certain conditions, including the execution and delivery of the Facilities Documentation as provided in this Commitment Letter and (ii) each Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein.  Reasonably promptly following the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation in good faith of the Facilities Documentation for the purpose of executing and delivering the ABL Facility Documentation and the Term Facility Documentation on or prior to the Closing Date.  Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Each of the parties hereto irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or any Fee Letter or the performance of services hereunder or thereunder or for recognition or enforcement of any judgment and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, in such federal court, and (b) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  You and we agree that service of any process, summons, notice or document by registered mail addressed to any of the parties hereto at the applicable addresses above shall be effective service of process for any suit, action or proceeding brought in any such court.  You and we hereby irrevocably and unconditionally waive, to the fullest extent you and we may legally and effectively do so, any objection to the laying of venue of any such suit, action or proceeding brought in any court in accordance with clause (a) of the first sentence of this paragraph and any claim that any such suit, action or proceeding has been brought in any inconvenient forum.  YOU AND WE HEREBY IRREVOCABLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR ANY FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

The Commitment Parties hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), they and each of the Lenders are required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow the Commitment Parties or such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

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The indemnification, compensation, reimbursement, syndication, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty, and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that, your obligations under this Commitment Letter (other than (a) the confidentiality obligations, (b) the syndication obligations and (c) your understandings and agreements regarding no agency or fiduciary duty, which, in the case of subclause (a), shall terminate in accordance with their respective terms) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder and the payment of all amounts owed pursuant to this Commitment Letter and the Fee Letters on the Closing Date, and you shall automatically be released from all liability in connection therewith at such time.  You may terminate the Commitment Parties’ commitments hereunder at any time subject to the provisions of the preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and of the Fee Letters not later than 11:59 p.m., New York City time, on August 26, 2013.  This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.  This Commitment Letter and the commitments hereunder shall automatically terminate if the initial borrowing under each Senior Facility does not occur on or before the Expiration Date, unless we shall, in our sole discretion, agree to an extension.  “Expiration Date” means the earliest of (i) 11:59 p.m., New York City time, on the Acquisition Termination Date, (ii) the Closing Date, (iii) the closing of the Acquisition without the funding of the Senior Facilities and (iv) the termination of the Acquisition Agreement in accordance with its terms prior to the closing of the Acquisition.  “Acquisition Termination Date” means February 26, 2014; provided, however, that if the failure to consummate the Acquisition by the Acquisition Termination Date is due solely to a delay in (i) satisfying the condition set forth in Section 7.1(c) of the Acquisition Agreement and/or (ii) clearance by the SEC of the Proxy Statement, the “Acquisition Termination Date” shall be the earlier of (1) April 26, 2014 (provided that the Borrower may extend such date to May 26, 2014 upon notice to the Target (with a copy of such notice delivered promptly to the Term Loan Lead Arrangers) given on or before April 26, 2014 if the failure to consummate the Acquisition by April 26, 2014 is due solely to a delay in satisfying the condition set forth in Section 7.1(c) of the Acquisition Agreement) or (2) five (5) Business Days after both of the following have occurred: (A) the satisfaction of the condition set forth in Section 7.1(c) of the Acquisition Agreement and (B) the Acquisition Agreement shall have been adopted by the affirmative vote of the holders of the requisite number of shares of capital stock of the Target in accordance with the Target’s Certificate of Incorporation, the DGCL, and other Applicable Law (it being understood and agreed that capitalized terms used but not defined in this definition of Acquisition Termination Date shall have the meanings set forth in the Acquisition Agreement).

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Dana J. Moran
	Name:	Dana J. Moran
	Title:	Vice President

J.P. MORGAN SECURITIES LLC

By:	/s/ Geoffrey E. Ellis
	Name:	Geoffrey E. Ellis
	Title:	Executive Director

Accepted and agreed to as of
the date first above written:

AKORN, INC.

By:	/s/ Joseph Bonaccorsi
Name:	Joseph Bonaccorsi
Title:	Senior Vice President, General
Counsel and Secretary

EXHIBIT A

PROJECT ICE

Senior Facilities
Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the letter to which this Exhibit A is attached or in Exhibit B, C or D thereto.

Akorn, Inc. (the “Borrower”) will acquire directly or indirectly (the “Acquisition”) Hi-Tech Pharamacal Co., Inc., a Delaware corporation (the “Target”) pursuant to the Agreement and Plan of Merger dated as of the date hereof among the Borrower, Akorn Enterprises, Inc., a Delaware corporation and a wholly owned subsidiary of the Borrower (the “Purchaser”) and the Target (together with all exhibits, schedules and disclosure letters thereto, the “Acquisition Agreement”) pursuant to which the Purchaser will merge with and into the Target with the Target surviving the merger as a wholly-owned subsidiary of the Borrower and consummate the Senior Facilities described below to refinance certain existing indebtedness of the Borrower and/or the Target, to pay a portion of the cash consideration for the Acquisition and to pay fees, costs and expenses incurred in connection with the Transactions (defined below).  In connection therewith, it is intended that:

(a)           The Borrower will obtain up to $600 million in a senior secured term loan facility described in Exhibit B hereto (the “Term Facility”);

(b)           The Borrower will obtain up to $75 million (or, at the Borrower’s election, up to $150 million) in a senior secured asset-based revolving credit facility described in Exhibit C hereto (such revolving facility, the “ABL Facility” and together with the Term Facility, the “Senior Facilities”);

(c)           The transactions described above are collectively referred to herein as the “Transactions.”  For purposes of the Commitment Letter and the Fee Letters, “Closing Date” shall mean the date of consummation of the Transactions with the proceeds of the initial funding under the Senior Facilities.

A-1

EXHIBIT B

PROJECT ICE

$600,000,000 Term Loan Facility
Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Term Facility.  Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the letter to which this Exhibit B is attached or in Exhibit A, C or D attached thereto.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

Borrower:	Akorn, Inc., a Louisiana corporation (the “Borrower”).
Guarantors:
Each direct and indirect wholly-owned subsidiary of the Borrower organized in the U.S. (the “Guarantors” and, together with the Borrower, the “Loan Parties”) other than the following: (a) any subsidiary to the extent the provision of a guarantee by such subsidiary would result in adverse tax consequences as reasonably determined by the Borrower in consultation with the Term Loan Administrative Agent, (b) captive insurance companies, (c) not-for-profit subsidiaries, (d) special purpose entities (if any) to be agreed, (e) immaterial subsidiaries, (f) to the extent a guarantee by any subsidiary is prohibited or restricted by contracts or applicable law (including any requirement to obtain governmental or regulatory authority or third party consent, approval, license or authorization) on the Closing Date or on the date of acquisition of such subsidiary (so long as such prohibition or restriction is not created or entered into in contemplation of or in connection with such person becoming a subsidiary), (g) other subsidiaries to be mutually agreed, (h) unrestricted subsidiaries (as described below), (i) any domestic subsidiary that has no material liabilities and owns no material assets other than equity interests and/or debt and/or guarantees of debt of one or more foreign subsidiaries that is a “controlled foreign corporation” (in each case, a “CFC”) as defined in Section 957 of the Internal Revenue Code of 1986 (each a “FSHCO”) and (j) to the extent the Borrower and the Term Loan Administrative Agent determine cost and/or burden outweigh benefits; provided that in any event each guarantor under the ABL Facility shall be a Guarantor in respect of the Term Facility.

Term Loan Administrative Agent:	JPMorgan Chase Bank, N.A. (in such capacity and collectively with its permitted successors and assigns, the “Term Loan Administrative Agent”).
Term Loan Lead Arranger and Bookrunner:	J.P. Morgan Securities LLC and any other “Senior Lead Arranger” appointed pursuant to the Commitment Letter (in such capacity, the “Term Loan Lead Arrangers”).
Term Loan Lenders:
A syndicate of banks, financial institutions and other entities, including the Initial Lender, arranged by the Commitment Parties (excluding any Disqualified Institutions (as defined below)) reasonably satisfactory to the Borrower (such consent not to be unreasonably withheld or delayed) (collectively, the “Term Lenders”); provided that, nothing herein shall affect the consent rights of the Borrower set forth below under the heading “Assignments and Participations.”

Term Facility:
Type and Amount:
A senior secured term loan facility (the “Term Facility”) in the amount of $600 million (the loans thereunder, the “Term Loans”) (subject to increase at the Borrower’s election, to the extent required under “Market Flex” in the Lead Arranger Fee Letter to account for any original issue discount and/or upfront fees with respect to the Term Facility).  The Term Loans shall be made in U.S. Dollars.

Maturity and Amortization:	Term Loans will mature on the date that is seven (7) years after the Closing Date (the “Term Loan Maturity Date”).

Annual amortization (payable in equal quarterly installments commencing on the last day of the second full fiscal quarter following the Closing Date) of Term Loans shall be required for each year following the Closing Date in an aggregate annual amount equal to 1% of the original principal amount of the Term Facility (subject to customary reductions).  The remaining aggregate principal amount of Term Loans will be payable in full on the Term Loan Maturity Date.

Availability:	The Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Term Loans may not be reborrowed.
Use of Proceeds:
The proceeds of the Term Loans will be used to finance a portion of the Transactions (including payment of Transaction-related costs and expenses, upfront fees and original issue discount and repayment of certain indebtedness) and for general corporate purposes of the Borrower and its subsidiaries.

Incremental Facilities:
The Borrower will have the right from time to time, on one or more occasions, to (a) add one or more incremental term loan facilities to the Term Facility and/or increase the Term Facility, (b) issue one or more senior secured or junior lien secured or unsecured notes and/or (c) incur additional secured (pari passu or junior ranking) or unsecured loans (each of clauses (a), (b) and (c) being referred to as an “Incremental Term Facility”; the loans under clauses (a) and (c) being referred to as “Incremental Term Loans”; the notes under clause (b) being referred to as “Incremental Notes”), in an aggregate total principal amount not to exceed (A) $200 million plus (B) an unlimited additional amount such that, in the case of this clause (B) only, after giving pro forma effect thereto (which shall assume that all such indebtedness was secured on a pari passu basis with the Term Facility, whether or not so secured), the Senior Secured Net Leverage Ratio is no greater than 3.50:1.00 (it being understood that, to the extent the proceeds of any such Incremental Term Facility are to be used to repay indebtedness, such repayment shall be given pro forma effect) (the “Senior Secured Incremental Leverage Test”) plus (C) an amount equal to all voluntary prepayments of the Term Facility or any Incremental Term Facility prior to such incurrence; provided that:

(i)           no event of default shall have occurred and be continuing or would result therefrom, except in the case of an Incremental Term Facility incurred to finance a permitted acquisition or other permitted investment, such requirement shall be subject to customary “certain funds provisions” if otherwise agreed by the lenders providing such Incremental Term Facility (but in any event shall be subject to no payment or bankruptcy event of default having occurred or be continuing);

(ii)           except as described in clause (viii) below, the Incremental Term Facilities will rank pari passu or junior in right of payment and either pari passu or junior with respect to security with the other Senior Facilities (subject to intercreditor arrangements reasonably satisfactory to the Term Loan Administrative Agent and the Borrower) or be unsecured;

(iii)           to the extent guaranteed, the Incremental Term Facilities shall only be guaranteed by the Guarantors and to the extent secured, shall only be secured by assets constituting Collateral;

(iv) any Incremental Term Facility will have a final maturity no earlier than the final maturity for the initial Term Facility;
(v) the weighted average life to maturity of each Incremental Term Facility shall be no shorter than that of the remaining initial Term Facility;

(vi)           to the extent the Incremental Term Facility under the Term Facility Documentation (as defined below) is incurred prior to the date that is eighteen (18) months after the Closing Date, the all-in-yield applicable to any Incremental Term Facility will be determined by the Borrower and the lenders providing such Incremental Term Facility and the all-in-yield (which shall be determined by (x) including interest rate margins, original issue discount (based on a four-year average life to maturity or, if less, the remaining life to maturity) and upfront fees payable by the Borrower generally to all the lenders of such indebtedness; (y) if the Incremental Term Facility includes an interest rate floor greater than the applicable interest rate floor under the initial Term Facility, such differential between interest rate floors shall be equated to the applicable all-in-yield for purposes of determining whether an increase to the interest rate margin under the initial Term Facility shall be required, but only to the extent an increase in the interest rate floor in the initial Term Facility would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not the interest rate margin) applicable to the initial Term Facility shall be increased to the extent of such differential between interest rate floors; and (z) excluding arrangement, commitment, structuring and underwriting fees and any amendment fees and other fees not shared generally with other Term Lenders) applicable to any Incremental Term Facility will not be more than 0.50% higher than the corresponding all-in-yield (determined on the same basis) applicable to the initial Term Facility, as the case may be, unless the interest rate margin (or interest rate floor, as provided above) with respect to the initial Term Facility, as the case may be, is increased by an amount equal to the difference between the all-in-yield with respect to the Incremental Term Facility and the corresponding all-in-yield on the initial Term Facility, minus, 0.50%;

(vii)           any Incremental Term Facility may rank junior in right of security with any other Term Facilities or be unsecured, in which case, the Incremental Term Facility pursuant to which such Incremental Term Loans and/or such Incremental Notes are extended will be established as a separate facility from the then existing Term Facilities (in each case, to the extent secured, subject to customary intercreditor terms to be mutually agreed between the Borrower and the Term Loan Administrative Agent) and, in each case, the provisions of the preceding clause (vi) shall not apply; and

(viii)           except as otherwise required in clauses (i)through (vii), all other terms of such Incremental Term Facility, if not consistent with the terms of the existing Term Facility, will be as agreed between the Borrower, the Term Loan Administrative Agent (provided that the consent of the Term Loan Administrative Agent shall not be unreasonably withheld or delayed and shall only be required in the case of pari passu secured Incremental Term Loans) and the lenders providing such Incremental Term Facility; provided any mandatory prepayments corresponding to the same mandatory prepayments under the existing Term Facility shall not be in excess of their pro-rata share (and such prepayment under the then existing Term Facility and other pari passu debt shall be reduced proportionately).

No existing Term Lender will be required to participate in any such Incremental Term Facility without its consent.  The lenders providing any Incremental Term Facility shall be reasonably satisfactory to the Term Loan Administrative Agent to the extent required under “Assignments and Participations” below.   If the existing Term Lenders are unwilling to increase their applicable commitments by an amount equal to the requested increase, the Term Loan Administrative Agent, at the request of and in consultation with the Borrower, will use its commercially reasonable efforts to obtain one or more financial institutions which are not then lenders (which financial institution may be suggested by the Borrower) to become party to the Term Facility Documentation and to provide a commitment to the extent necessary to satisfy the Borrower’s requested increase in the Incremental Term Facility, as the case may be; provided, however, (a) compensation for any such assistance by the Term Loan Administrative Agent shall be mutually agreed by the Term Loan Administrative Agent and the Borrower and (b) the Term Loan Administrative Agent shall have no obligation to provide any such commitment.

The use of proceeds of the Incremental Term Facilities will be as agreed by the Borrower and the lenders providing such Incremental Term Facility.

“Senior Secured Net Leverage Ratio” means as of any date of determination, the ratio of (a)(i) Total Funded Secured Indebtedness but excluding any such indebtedness to the extent secured on a junior basis to the Senior Facilities, as of such date, less (ii) all unrestricted cash and cash equivalents (which, solely for the purpose of calculating the Senior Secured Incremental Leverage Test as a condition to incurring indebtedness, shall be exclusive of any net cash proceeds of any indebtedness incurred in reliance on the Senior Secured Incremental Leverage Test) to (b) Consolidated EBITDA for the most recently ended four-fiscal quarter period for which financial statements are available.

“Total Funded Secured Indebtedness” means the Total Funded Indebtedness that is secured by a lien on any property of the Borrower and its restricted subsidiaries.

“Total Funded Indebtedness” means the outstanding principal amount of third party indebtedness for borrowed money, purchase money indebtedness, capital lease obligations and, to the extent due and payable and reflected as a liability on the consolidated balance sheet of the Borrower, third party indebtedness obligations evidenced by notes or similar instruments, in each case, of the Borrower and its restricted subsidiaries, but excluding any amounts under letters of credit (other than reimbursement obligations not reimbursed within 5 business days).

“Consolidated EBITDA” shall be defined in a manner to be mutually agreed upon.

Fees and Interest Rates:	As set forth in Annex I to Exhibit B attached hereto.
Closing Fees:	As set forth in the Fee Letters.
Optional Prepayments:
Term Loans may be prepaid, in whole or in part without premium or penalty (except for the Prepayment Premium referred to in Annex I to Exhibit B attached hereto), in minimum amounts to be mutually agreed, at the option of the Borrower at any time upon one business day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I to Exhibit B attached hereto), three business days’) prior notice, subject to reimbursement of the Term Lenders’ actual “breakage” costs (other than lost profits) in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the Term Loans shall be applied as directed by the Borrower.

Mandatory Prepayments:	Mandatory repayments of Term Loans shall be required from:

(a)           100% of the net cash proceeds of any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation and sale leasebacks and excluding sales of inventory, obsolete or worn-out property, ABL Priority Collateral (as defined below) and other customary exceptions to be mutually agreed) by the Borrower or any of its restricted subsidiaries in excess of an amount to be mutually agreed and subject to the right of the Borrower or any of its restricted subsidiaries to reinvest in assets useful in the business of the Borrower or any of its restricted subsidiaries if such proceeds are reinvested (or committed to be reinvested) within twelve (12) months (and if so committed to reinvestment, reinvested within 180 days after such 12-month period); and

(b)           100% of the net cash proceeds from issuances or incurrence of indebtedness by the Borrower or any of its restricted subsidiaries (other than indebtedness permitted by the Term Facility Documentation (other than proceeds of any Refinancing Facility)).

Mandatory prepayments shall be applied (i) amongst the Term Facility and any Incremental Term Facility on a pro rata basis (except pursuant to clause (b) above with respect to  any Refinancing Facility) and (ii) to the next eight amortization payments scheduled to occur under the Term Facility and any Incremental Term Facility and thereafter on a pro rata basis to all remaining amortization payments.

Prepayments from non-U.S. restricted subsidiaries’ asset sale or other disposition proceeds will be limited under the Term Facility Documentation to the extent such prepayments would result in adverse tax consequences (as reasonably determined by the Borrower in consultation with the Term Loan Administrative Agent) or would be prohibited or restricted by applicable law.

Any Term Lender may elect not to accept its pro rata portion of any mandatory prepayment (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender, may be retained by the Borrower (and such amounts shall increase the Available Additional Basket (defined below).

There will be no prepayment premiums or penalties for mandatory prepayments (except for reimbursement of actual “breakage” costs (other than lost profits)), incurred in the case of a prepayment of Eurodollar Loans other than on the last day of the relevant interest period.

Collateral:
Subject to the Certain Funds Provision and the provisions of the immediately following paragraph and consistent with the Documentation Principles, the obligations of the Borrower and the Guarantors in respect of the Term Facility shall be secured by (a) a second priority lien on certain cash, inventory and accounts receivables, deposit accounts, securities and commodity accounts, documents, supporting obligations, books and records and all proceeds (including insurance proceeds) related to the foregoing (“ABL Priority Collateral”) and (b) a first priority lien on substantially all other assets of the Borrower and the Guarantors (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”) (provided that, subject to the Certain Funds Provision, in any event the Collateral on the Closing Date shall not, except as expressly set forth herein, be less than the collateral provided by the Borrower and the other Loan Parties pursuant to the ABL Facility; provided further that, subject to the Intercreditor Agreement described below, the ABL Facility Administrative Agent shall have a license allowing the use of such intellectual property as may be necessary or desirable for the liquidation or disposition of, or realization upon, the ABL Priority Collateral in addition to the benefit of other customary intercreditor provisions relating to access and use of non-ABL Priority Collateral, in each case subject to permitted liens and certain exceptions in the ABL Facility Documentation), in each case subject to permitted liens and certain exceptions in the Term Facility Documentation.  The Collateral will also secure banking services obligations (including ACH transactions, credit card transactions and cash management services) owing to any Term Lender or its affiliates and swap obligations owing to any Term Lender or its affiliates.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (a) all owned real property with a value less than an amount to be mutually agreed or that is located in a jurisdiction other than the U.S., (b) all leasehold interests (no requirement to obtain landlord waivers, except as may be required under the ABL Facility, in which case, shall only be required to be delivered thereunder and there shall be no corresponding obligation under the Term Facility), (c) governmental licenses or state or local franchises, charters and authorizations to the extent security interest is prohibited or restricted by applicable law, (d) pledges and security interests prohibited or restricted by applicable law (with no requirement to obtain the consent of any governmental authority or third party, including, without limitation, no requirement to comply with the Federal Assignment of Claims Act or any similar statute), (e) any lease, license, permit or agreement or any property subject to such lease, license, permit or agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), other than proceeds thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (f) any assets to the extent a security interest in such assets could result in adverse tax consequences or adverse regulatory consequences, in each case, as reasonably determined by the Borrower in consultation with the Term Loan Administrative Agent, (g) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (h) interests in joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of third parties, (i) any property subject to a purchase money arrangement permitted to be incurred pursuant to the Term Facility Documentation, (m) assets where the cost of obtaining a security interest therein exceeds the practical benefit to the Term Lenders afforded thereby, in each case, as reasonably determined by the Borrower and the Term Loan Administrative Agent, (n) margin stock, (o) equity interests and assets of unrestricted subsidiaries, (p) voting equity interests of any CFC or FSHCO in excess of 65% of any such class of equity interests and (q) except as may be required under the ABL Facility with respect to assets included in the borrowing base thereunder, any assets located outside the US or assets that require action under the laws of any jurisdiction other than the US to create or perfect a security interest in such assets, including any intellectual property registered in any jurisdiction other than the US (the foregoing described in clauses (a) through (q) are, collectively, the “Excluded Assets”).

Notwithstanding anything herein to the contrary, no perfection actions will be required with respect to (a) motor vehicles and other assets subject to certificates of title to the extent a lien therein cannot be perfected by the filing of a UCC financing statement, (b) letter of credit rights to the extent a lien therein cannot be perfected by the filing of a UCC financing statement and commercial tort claims below an amount to be agreed and (c) stock and assets of captive insurance companies and immaterial subsidiaries.

Notwithstanding anything to the contrary, the Borrower and the Guarantors shall not be required, nor shall the Term Loan Administrative Agent be authorized (i) to enter into any deposit account control agreement or securities account control agreement with respect to any deposit account or securities account or (ii) to take any action with respect to any assets located outside of the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than the United States or any state thereof).

All the above-described pledges, security interests shall be created on terms, and pursuant to documentation, consistent with the Documentation Principles and subject to exceptions permitted under the Term Facility Documentation.  Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Collateral” section shall be, as of the Closing Date, subject to the Certain Funds Provisions.

Intercreditor Agreement:
The lien priority, relative rights and other creditors’ rights issues in respect of the Term Facility and the ABL Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Borrower, the Term Loan Administrative Agent and the ABL Facility Administrative Agent and consistent with Documentation Principles.

Initial Conditions:
The availability of the Term Facility on the Closing Date will be subject solely to the applicable conditions precedent set forth in Exhibit D to the Commitment Letter and the section entitled “Conditions” of the Commitment Letter.  For the avoidance of doubt, it is agreed that conditions on the Closing Date set forth herein and in Exhibit D are subject, in all respects, to the Certain Funds Provision.

Term Facility Documentation:
The definitive documentation for the Term Facility (the “Term Facility Documentation”) shall reflect the provisions set forth in the Commitment Letter and this Term Sheet and otherwise be mutually agreed, and in any event will contain only those conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Term Sheet, together with other customary loan document provisions and other terms and provisions in each case to be mutually agreed upon, the definitive terms of which will be negotiated in good faith to finalize the Term Facility Documentation, giving effect to the Certain Funds Provision, as promptly as reasonably practicable (the foregoing, the “Documentation Principles”).

Representations and Warranties:
Limited to the following (applicable to the Borrower and its restricted subsidiaries only, with all representations to be made as of the Closing Date, subject in all respects to the Certain Funds Provision), in each case with customary exceptions, limitations and qualifications to be mutually agreed and otherwise consistent with the Documentation Principles:  accuracy of historical financial statements; no material adverse change; existence and standing of the Loan Parties; authorization and validity of the Term Facility Documentation; compliance with laws; corporate power and authority; enforceability of Term Facility Documentation; governmental approvals; no conflict with law, material contractual obligations or organizational documents; no material litigation; no default; ownership of property material to the businesses of the Loan Parties; creation, perfection, validity and, to the extent applicable, first priority, of security interests in Collateral (subject to permitted liens and other exceptions to perfection to be mutually agreed and consistent with the Documentation Principles); intellectual property; taxes; insurance; Federal Reserve margin regulations; ERISA and other foreign pension matters; Investment Company Act; subsidiaries; environmental matters; labor matters; accuracy of written disclosure; solvency (defined as set forth in Exhibit D) as of the Closing Date; use of proceeds; and sanctions laws and regulations.

Affirmative Covenants:
Subject to the Certain Funds Provision, and limited to the following (applicable to the Borrower and its restricted subsidiaries only), in each case with customary exceptions, limitations and qualifications to be mutually agreed, and otherwise consistent with the Documentation Principles:  delivery of quarterly (for each of the first three fiscal quarters of any fiscal year) and annual financial statements, quarterly no default certificates and annual projections and other information reasonably requested by the Lenders through the Term Loan Administrative Agent; payment of taxes; continuation of business and maintenance of existence and material rights, licenses and privileges; compliance with laws (including environmental laws); maintenance of property (subject to casualty, condemnation and normal wear and tear) and reasonable and adequate insurance; maintenance of books and records; right of the Term Loan Administrative Agent to inspect property and books and records; notices of defaults, material litigation and other material events; use of proceeds; further assurances; guarantor and collateral requirements; and use of commercially reasonable efforts to obtain and maintain public corporate and family ratings and ratings for the Term Loans (but in each case, not to maintain a specific rating).

Negative Covenants:
Subject to the Certain Funds Provisions, limited to the following (applicable to the Borrower and its restricted subsidiaries only), in each case with customary exceptions, limitations and qualifications to be mutually agreed, and otherwise consistent with the Documentation Principles: indebtedness (including guarantee obligations in respect of indebtedness and preferred stock of restricted subsidiaries); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; payment of restricted payments (including dividends and other payments in respect of equity interests); investments (including loans and advances) and acquisitions; sale and leaseback transactions; swap agreements; optional payments and modifications of subordinated and other junior debt instruments; transactions with affiliates; changes in fiscal year (other than with the consent of the Term Loan Administrative Agent); restrictive agreements (including negative pledge clauses); amendment of organizational documents; and sanctions laws and regulations.

Financial Covenant:	None.

Among other things, the Term Facility Documentation will permit:

(a) debt incurred as “ratio” debt equal to an amount to be mutually agreed plus any unlimited amount so long as (i) no event of default under the Term Facility, (ii) pro forma Total Net Leverage Ratio (to be defined in a manner to be mutually agreed upon) does not exceed 5.00 to 1.00 and (iii) if such debt is secured by liens on Collateral on a pari passu basis with the liens that are securing the Term Facility, pro forma Senior Secured Net Leverage Ratio does not exceed 3.50 to 1.00, in each case subject to other customary conditions with respect to guarantors, maturity and entering into applicable intercreditor arrangements;

(b) investments made with the Available Additional Basket described below, subject to terms and conditions to be mutually agreed;

(c) acquisitions (each, a “Permitted Acquisition”) subject only to (i) no event of default under the Term Facility on the date the agreement for such acquisition is executed, (ii) to the extent financed with debt, such debt is permitted to be so incurred, (iii) within 60 days after such acquisition is consummated (or such later date as may be agreed upon by the Term Loan Administrative Agent), acquired subsidiaries become Guarantors, to the extent required pursuant to the definition of Guarantors, (iv) terms with respect to the financing (or transfer of funds or other assets) by the Loan Parties of acquisitions of non-Guarantors to be agreed and (v) the target shall be in the same, or a similar, related or complementary, line of business;

(d) restricted payments and junior lien and subordinated debt prepayments, redemptions or repurchases made utilizing the Available Additional Basket described below subject to terms and conditions to be mutually agreed;

(e) the Term Facility Documentation will provide that the Borrower may repay the Borrower’s outstanding 3.50% Convertible Senior Notes due June 1, 2016 in accordance with the terms thereof in effect as of the date hereof (including, without limitation, any cash payments made at the Borrower’s election);

“Available Additional Basket” shall be based on (i)  $50,000,000, plus (ii) 50% of positive cumulative Consolidated Net Income (excluding the effects of purchase accounting and otherwise defined in the Term Facility Documentation in a manner consistent with the Documentation Principles), plus (iii) the net cash proceeds of new public or private qualified equity issuances and capital contributions, plus (iv) debt and disqualified stock which have been exchanged or converted into qualified equity of the Borrower, plus (v) the net cash proceeds of sales of investments made under the Available Additional Basket, plus (vi) returns, profits, distributions and similar amounts received on investments made under the Available Additional Basket; provided that any such non-cash returns, profits, distributions or similar amounts received shall be restricted to such investments initially made on a non-cash basis, plus (vii) declined proceeds, plus (viii) other adjustments in respect of unrestricted subsidiaries and other matters to be mutually agreed upon;

(f) asset sales consisting of divestures required by applicable law or regulatory compliance; and

(g) debt incurred in connection with a refinancing (which may include the issuance of secured or unsecured notes (“Refinancing Notes”) or loans) or an amendment and extension of the Term Facility (each, a “Refinancing Facility”); provided that, (i) the all-in-yield with respect to any such Refinancing Facility shall be determined by the Borrower and the lenders providing such Refinancing Facility, (ii) any Refinancing Facility does not mature prior to the maturity date of, or have a shorter weighted average life than, the debt or commitments being refinanced, (iii) such Refinancing Notes do not have mandatory redemption features that could result in redemptions of such Refinancing Notes prior to the maturity of the debt being refinanced (other than such features similar to those of the debt being refinanced), (iv) the other terms and conditions (including pricing, and optional prepayment or redemption terms) of such Refinancing Facility or Refinancing Notes reflect market terms and conditions at the time of incurrence or issuance and (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) are not materially more restrictive (when taken as whole) on the Borrower and the restricted subsidiaries than the terms and conditions of the Term Facility Documentation (when taken as a whole) (it being understood that to the extent any financial maintenance covenant is added for the benefit of such Refinancing Facility or Refinancing Notes, the terms and conditions of such Refinancing Facility and Refinancing Notes will not be deemed to be more restrictive than the terms and conditions of the Term Facility Documentation if such financial maintenance covenant is also added for the benefit of the Term Facility and any existing Incremental Term Facility under the Term Facility Documentation remaining outstanding after the incurrence or issuance of such Refinancing Facility or Refinancing Notes) (except for covenants or other provisions applicable only to periods after the latest maturity date of the Term Facility or Incremental Term Facility, in either case, remaining outstanding  after the issuance or incurrence of such Refinancing Facility or Refinancing Notes at the time of such refinancing), (v) any Refinancing Facility or Refinancing Notes that are secured by the Collateral shall be subject to a customary intercreditor agreement reasonably satisfactory to the Term Loan Administrative Agent and the Borrower, (vii) to the extent guaranteed, any Refinancing Facility or Refinancing Notes shall only be guaranteed by Loan Parties and to the extent secured, shall only be secured by assets constituting Collateral and (viii) the aggregate principal amount of any Refinancing Facility does not exceed the aggregate amount of debt or commitments being refinanced therewith, plus interest, fees, expenses and premium, plus the costs, fees and expenses of incurring such Refinancing Facility (including upfront fees and original issue discount).

Unrestricted Subsidiaries:
The Term Facility Documentation will contain provisions to be mutually agreed between the Borrower and the Term Loan Administrative Agent pursuant to which the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary.  Unrestricted subsidiaries will not be subject to the mandatory prepayment, representation and warranties, affirmative or negative covenants or event of default provisions of the Term Facility Documentation and the cash held by, results of operations, interest expenses and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any financial metric contained in the Term Facility Documentation.

Events of Default:
Limited to the following (applicable to the Borrower and its restricted subsidiaries only), and subject to grace periods, notice requirements, thresholds, and materiality qualifications to be mutually agreed, and otherwise shall be consistent with the Documentation Principles:  nonpayment of principal when due; nonpayment of interest, fees or other amounts after five business days; representations and warranties are incorrect in any material respect; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of thirty (30) days following the earlier of the Borrower’s knowledge thereof and written notice from the Term Loan Administrative Agent); cross-default to occurrence of a default (whether or not resulting in acceleration) under any other agreement governing indebtedness, in excess of an amount to be agreed upon and after the expiration of all applicable grace and notice periods, of the Borrower or any of its restricted subsidiaries (provided that a breach of any financial covenant under the ABL Facility shall not be an event of default under the Term Facility unless and until the date on which all loans under the ABL Facility are accelerated and all commitments thereunder are terminated); bankruptcy events in respect of the Borrower and any material restricted subsidiaries (subject to a 60-day grace period for involuntary bankruptcy or insolvency events); certain ERISA events that could reasonably be expected to have a material adverse effect; monetary judgments in excess of an amount to be agreed upon (after giving effect to third-party insurance from a creditworthy insurer that has not denied coverage); any material provision of any of the Term Facility Documentation shall cease to be in full force and effect (other than pursuant to its express terms) or any Loan Party thereto shall assert that any provision of any Term Facility Documentation is not in full force and effect; any security interests created in a material portion of the Collateral by the security documents shall cease to be enforceable and of the same priority purported to be created thereby (other than as a result of the action or inaction by the Term Loan Administrative Agent and the Term Lenders); and a change of control.

Voting:
Amendments, waivers and consents with respect to the Term Facility Documentation will require the approval of Term Lenders holding more than 50% of the aggregate principal amount of the Term Loans and commitments under the Term Facility (the “Required Lenders”), except that (i) the consent of each Term Lender directly and adversely affected thereby (but not the Required Lenders and in the case of (i)(a), only the Term Lenders increasing their commitments shall be deemed directly and adversely affected thereby) shall be required with respect to, (a) increases in the commitment of such Term Lender, (b) reductions of principal, interest or fees owed to such Term Lender (provided that, the waivers of default interest, defaults, events of default or mandatory prepayments shall not constitute such a reduction), and (c) extensions of the final maturity or the scheduled due date of any principal, interest or fee payment due to such Term Lender (other than waivers of default interest, defaults or events of default or mandatory prepayments); and (ii) the consent of all Term Lenders shall be required with respect to (a) (except as otherwise permitted) releases of all or substantially all of the value of the Guarantors (taken as a whole) or all or substantially all of the Collateral and (b) reductions in voting thresholds.  It being understood that additional extensions of credit permitted under the Term Facility Documentation shall not require the consent of all Term Lenders but instead shall only require the consent of each Term Lender extending such credit.

The Term Facility Documentation shall contain customary provisions for replacing Term Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Term Lenders in connection with amendments and waivers requiring the consent of all Term Lenders or of all Term Lenders directly affected thereby so long as the Required Lenders shall have consented thereto.

The Term Facility Documentation shall contain an “amend and extend” mechanism to permit the Borrower, with the consent of each directly adversely affected Term Lender under the Term Facility, but without the consent of any other Term Lender or the Required Lenders, to extend the Term Loan Maturity Date and to provide for different interest rates and fees and voluntary prepayments for the Term Lender providing such extended Term Loan Maturity Date, in each case, so long as an offer to extend the final expiration or maturity date of the applicable Term Facility is made to all applicable Term Lenders participating in such Term Facility on a pro rata basis pursuant to procedures established by the Term Loan Administrative Agent.

In addition, the Term Facility Documentation shall provide for the amendment (or amendment and restatement) of the Term Facility Documentation to (a) add one or more replacement credit facilities thereto and changes related thereto and (b) to provide for term loans replacing all or a portion of the Term Loans, subject to customary limitations, with the consent of the Term Loan Administrative Agent, the Borrower and the lenders providing such replacement term loans and, in connection with any of the foregoing, the right of the Borrower to require the applicable Term Lenders to assign their Term Loans to the providers of any replacement credit facility or loans or to prepay their outstanding loans.

In addition, if the Term Loan Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the Term Facility Documentation, then the Term Loan Administrative Agent and the Borrower shall be permitted to amend such provision without further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Term Loan Administrative Agent within five business days following receipt of notice thereof.

Assignments and Participations:
The Term Lenders will be permitted to assign to certain eligible assignees all or a portion of their Term Loans with the consent of the Borrower (not to be unreasonably withheld or delayed); provided that, no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default, (ii) for assignments to Term Lenders, affiliates of Term Lenders or any approved fund or (iii) if the Borrower has not responded to a request for consent within 10 business days; provided, further, that no assignments shall be made to Disqualified Institutions.  All assignments will also require the consent of the Term Loan Administrative Agent, not to be unreasonably withheld or delayed.  Each assignment will be in an amount of an integral multiple of $1,000,000 or, if less, all of such Term Lender’s remaining Term Loans of the applicable class.  Assignments will be by novation and will not be required to be pro rata among the Term Facility.

The Term Lenders will have the right to participate their Term Loans to other persons (other than any natural persons or Disqualified Institutions). Participants shall have the same benefits as the Term Lenders with respect to yield protection and increased cost provisions, subject to customary limitations and restrictions. Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees owing to such participant, (b) extensions of final scheduled maturity or times for payment of interest or fees owing to such participant and (c)  releases of Collateral or Guarantors requiring the approval of all Term Lenders.

“Disqualified Institutions” means (a) persons that are reasonably determined by the Borrower to be competitors of the Borrower or its subsidiaries or the Target or its subsidiaries and which are specifically identified by the Borrower to the Term Loan Administrative Agent in writing prior to the date hereof (“Disqualified Competitors”) and (b) any of such Disqualified Competitors’ affiliates to the extent such affiliates (x) are clearly identifiable as affiliates of Disqualified Competitors on the basis of such affiliates’ names and (y) are not bona fide debt investment funds that are affiliates of Disqualified Competitors; provided that, solely with respect to the foregoing clause (a), the Borrower, upon reasonable notice to the Term Loan Administrative Agent after the date hereof, shall be permitted to supplement in writing by name the list of persons that are Disqualified Competitors to the extent such supplemented person is a competitor (or affiliate thereof, other than a bona fide debt investment fund) of the Borrower or its subsidiaries or the Target or its subsidiaries, which supplement shall become effective two (2) days after delivery to the Term Loan Administrative Agent and the Term Lenders, but which shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Term Loans (but solely with respect to such Term Loans).  The initial list of Disqualified Competitors shall be made available to the Term Lenders on the Closing Date.

The Term Facility Documentation shall provide that Term Loans may be purchased by and assigned to the Borrower or any restricted subsidiary thereof through (a) Dutch auctions open to all Term Lenders on a pro rata basis in accordance with customary procedures to be mutually agreed and/or (b) open market purchases on a non-pro rata basis, in each case on terms and conditions to be agreed (including no default has occurred or is continuing); provided that, none of the Borrower, nor any of its affiliates shall be required to make any representation that it is not in possession of material nonpublic information with respect to the Borrower, its subsidiaries or their respective securities and all parties to the relevant transactions shall render customary “big boy” disclaimer letters.  Any Term Loans assigned to or purchased by the Borrower or any restricted subsidiary thereof shall be automatically and permanently cancelled immediately upon acquisition thereof by the Borrower or such restricted subsidiary.

Yield Protection:
The Term Facility Documentation shall contain provisions (a) protecting the Term Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law (including reflecting that both (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in the case of each of the foregoing clause (x) and clause (y), be deemed to be a change in law regardless of the date enacted, adopted or issued), (b) indemnifying the Term Lenders for actual “breakage” costs incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I to Exhibit B hereto) on a day other than the last day of an interest period with respect thereto (other than lost profits) and (c) providing the Term Lenders with a customary tax gross up (subject to exceptions for customary categories of excluded taxes).

Expenses and Indemnification:
The Borrower shall pay promptly following written demand (including documentation reasonably supporting such request) (a) all reasonable and documented out-of-pocket expenses of the Term Loan Administrative Agent and the Term Loan Lead Arrangers associated with the syndication of the Term Facility and the preparation, execution, delivery and administration of the Term Facility Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one primary counsel to the Term Loan Administrative Agent and the Term Loan Lead Arrangers, taken as a whole, plus one local counsel in each applicable jurisdiction) and (b) all reasonable and documented out-of-pocket expenses of the Term Loan Administrative Agent and the Term Lenders (but limited, in the case of legal fees and expenses, to the documented fees, disbursements and other charges of one counsel to the Term Loan Administrative Agent and the Term Lenders, taken as a whole (and in the case of a conflict of interest, one additional counsel to the similarly affected group of Term Lenders, taken as a whole)) in connection with the enforcement of the Term Facility Documentation or protection of rights thereunder.

The Term Loan Administrative Agent and the Term Loan Lead Arrangers and the Term Lenders (and their respective affiliates and their respective officers, directors, employees, advisors and agents) (each, an “indemnified person”) will be indemnified and held harmless against, any actual losses, claims, damages, liabilities or documented expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel and, if necessary one additional local counsel in each relevant jurisdiction, to the indemnified persons taken as a whole (and, in the case of a conflict of interest, one additional counsel to the similarly affected group of indemnified persons, taken as a whole)) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except, in the case of any indemnified person, to the extent they arise from (i) the gross negligence, bad faith or willful misconduct of such indemnified person (or its affiliates and its officers, directors, employees, advisors and agents), (ii) in connection with a claim made by the Borrower, the material breach of the Term Facility Documentation by such indemnified person (or its affiliates and its officers, directors, employees, advisors and agents) (in the case of each of the preceding clause (i) and this clause (ii), as determined by a court of competent jurisdiction in a final non-appealable judgment) or (iii) any disputes solely among indemnified persons (other than any claims against an indemnified person in its capacity or in fulfilling its role as the Term Loan Administrative Agent or a Term Loan Lead Arranger or similar role under the Term Facility and other than any claims arising out of any act or omission of the Borrower or any of its affiliates).

Governing Law and Forum:	New York.

Counsel to the Term Loan Administrative Agent:	Sidley Austin LLP.

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:
The Borrower may elect that the Term Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin.

As used herein:

“ABR” means the greatest of (a) the prime rate of interest announced from time to time by the Term Loan Administrative Agent or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.5% per annum and (c) the Eurodollar Rate for a one month interest period as displayed on Reuters Screen LIBOR01 Page (or on any successor or substitute page) on such day plus 1% per annum and (d) 2.0% per annum.

“ABR Loans” means Term Loans bearing interest based upon the ABR.
“Applicable Margin” means: (i) 2.25% per annum, in the case of ABR Loans and (ii) 3.25% per annum, in the case of Eurodollar Loans.

“Eurodollar Rate” means the higher of (i) 1.00% per annum and (ii) the London interbank offered rate administered by the British Bankers Association or any other person that takes over the administration of such rate for U.S. Dollars (adjusted for statutory reserve requirements for eurocurrency liabilities) for a period equal to one, two, three or six, or, to the extent agreed to by all relevant affected Term Lenders, twelve months (as selected by the Borrower) as displayed on Reuters Screen LIBOR01 Page or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Term Loan Administrative Agent from time to time in its reasonable discretion (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) business days prior to the commencement of such interest period; provided that, if the LIBO Screen Rate shall not be available at such time for a period equal in length to such interest period then the Eurodollar Rate shall be determined by the Term Loan Administrative Agent in accordance with procedures to be outlined in the Term Facility Documentation.

“Eurodollar Loans” means Term Loans bearing interest based upon the Eurodollar Rate.
Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

B-I-1

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:
At any time when the Borrower is in default in the payment of any amount under the Term Facility after giving effect to any applicable grace period, such overdue amounts owed to Term Lenders shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans, the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Prepayment Premium
Any (a) prepayment of the Term Loans using proceeds of (or on a cashless basis through conversion into) a substantially concurrent incurrence of senior secured term loans by the Borrower for which the “effective margin” thereon (calculated in a manner consistent with the “all-in yield” under the Incremental Facilities section above) on the date of such prepayment is lower than the “effective margin” (calculated a manner consistent with the “all-in yield” under the Incremental Facilities section above) with respect to the Term Loans on the date of such prepayment or (b) repricing of the Term Loans pursuant to an amendment pursuant to which the “effective margin” (calculated a manner consistent with the “all-in yield” under the Incremental Facilities section above) on any amended, exchanged or converted Term Loans are lower than the “effective margin” (calculated a manner consistent with the “all-in yield” under the Incremental Facilities section above) with respect to the Term Loans on the date immediately prior to such amendment (each, a “Repricing Transaction”), prior to the date that is six (6) months after the Closing Date shall in each case be accompanied by a prepayment fee (the “Prepayment Premium”) equal to 1.00% of the aggregate principal amount of such principal prepayment (or, in the case of clause (b) above, of the aggregate amount of loans outstanding under the Term Facility immediately prior to such amendment); provided that such premium shall not apply if such refinancing or amendment is in connection with a “change of control” transaction.

B-I-2

EXHIBIT C

PROJECT ICE

$75,000,000 Asset-Based Revolving Credit Facility
Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the ABL Revolving Facility.  Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the letter to which this Exhibit C is attached or in Exhibit A, B or D attached thereto.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

I.	Parties

	Borrower:	Akorn, Inc., a Louisiana corporation (the “Borrower”).

Guarantors:
Each direct and indirect wholly-owned subsidiary of the Borrower organized in the U.S. (the “Guarantors” and, together with the Borrower, the “Loan Parties”) other than the following: (a) any subsidiary to the extent the provision of a guarantee by such subsidiary would result in adverse tax consequences as reasonably determined by the Borrower in consultation with the ABL Facility Administrative Agent, (b) captive insurance companies, (c) not-for-profit subsidiaries, (d) special purpose entities (if any) to be agreed, (e) immaterial subsidiaries, (f) to the extent a guarantee by any subsidiary is prohibited or restricted by contracts or applicable law (including any requirement to obtain governmental or regulatory authority or third party consent, approval, license or authorization) on the Closing Date or on the date of acquisition of such subsidiary (so long as such prohibition or restriction is not created or entered into in contemplation of or in connection with such person becoming a subsidiary), (g) other subsidiaries to be mutually agreed, (h) unrestricted subsidiaries (as described below), (i) any domestic subsidiary that has no material liabilities and owns no material assets other than equity interests and/or debt and/or guarantees of debt of one or more foreign subsidiaries that is a “controlled foreign corporation” (in each case, a “CFC”) as defined in Section 957 of the Internal Revenue Code of 1986 (each a “FSHCO”) and (j) to the extent the Borrower and the ABL Facility Administrative Agent determine cost and/or burden outweigh benefits; provided that in any event each guarantor under the Term Facility shall be a Guarantor in respect of the ABL Revolving Facility.

ABL Facility
	Administrative Agent:	JPMorgan Chase Bank, N.A. (“Chase” and, in such capacity and collectively with its permitted successors and assigns, the “ABL Facility Administrative Agent”).

ABL Facility Lead Arranger
	and Bookrunner:	J.P. Morgan Securities LLC and any other “Senior Lead Arranger” appointed pursuant to the Commitment Letter (in such capacity, the “ABL Facility Lead Arrangers”).

ABL Lenders:
A syndicate of banks, financial institutions and other entities, including Chase, arranged by the Commitment Parties (excluding any Disqualified Institutions) reasonably satisfactory to the Borrower (such consent not to be unreasonably withheld or delayed) (collectively, the “ABL Revolving Lenders”); provided that, nothing herein shall affect the consent rights of the Borrower set forth below under the heading “Assignments and Participations.”

II.	Revolving Credit Facility

Type and Amount of
Facility:
Five-year revolving credit facility (the “ABL Revolving Facility”) in the amount of $75,000,000 (the “ABL Revolving Commitment” and the loans thereunder, the “ABL Revolving Loans”); provided, such amount is subject to increase as set forth below under the heading “Pre-Closing Oversubscription”.

Availability:
The ABL Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the “Revolving Credit Termination Date”).

Availability under the ABL Revolving Facility will be subject to the Borrowing Base referred to below.  “Availability” means, at any time, an amount equal to (i) the lesser of the ABL Revolving Commitment and the Borrowing Base minus (ii) the sum of the aggregate outstanding amount of borrowings under the ABL Revolving Facility plus the undrawn amount of outstanding Letters of Credit issued under the ABL Revolving Facility (the “Revolving Credit Exposure”).

In the event that an inventory appraisal and field examination cannot be completed and delivered prior to the Closing Date, for the period from the Closing Date until the 60th day after the Closing Date (or such earlier date on which the ABL Facility Administrative Agent receives a satisfactory inventory appraisal and field examination or such later date as may be agreed to by the ABL Facility Administrative Agent), the Borrowing Base shall be deemed to be an amount equal to $50,000,000 (the “Interim Borrowing Base”) for all purposes under the ABL Facility Documentation, including the calculation of Availability and Excess Availability (as defined below).

Letters of Credit:
A portion of the ABL Revolving Facility not in excess of $10,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by Chase (in such capacity, the “Issuing Lender”).  No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of ABL Revolving Loans) on terms to be mutually agreed.  To the extent that the Borrower does not so reimburse the Issuing Lender, the ABL Revolving Lenders under the ABL Revolving Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Swing Line Loans:
A portion of the ABL Revolving Facility not in excess of $10,000,000 shall be available for swing line loans (the “Swing Line Loans”) from the ABL Facility Administrative Agent (in such capacity, the “Swing Line Lender”).  The Borrower may request Swing Line Loans from the Swing Line Lender on same-day notice.  Any such Swing Line Loans will reduce Availability on a dollar-for-dollar basis.  Each ABL Revolving Lender under the ABL Revolving Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Borrowing Base:
The “Borrowing Base” will equal the sum of 85% of the eligible accounts receivable of the Loan Parties (as defined below), plus the lesser of (i) 65% of the Loan Parties’ eligible inventory (valued at the lower of cost (FIFO) or market) and (ii) the product of 85% multiplied by the net orderly liquidation value percentage identified in the most recent inventory appraisal ordered by the ABL Facility Administrative Agent multiplied by the Loan Parties’ eligible inventory (valued at the lower of cost (FIFO) or market), less reserves established by the ABL Facility Administrative Agent in its Permitted Discretion with prior written notice to the Borrower, subject to the Interim Borrowing Base.  “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset based lender) business judgment.

Eligibility:	The definition of eligible accounts receivable and eligible inventory will be set forth in the ABL Facility Documentation in a manner consistent with the Documentation Principles.

Maturity:	The Revolving Credit Termination Date.

The ABL Facility Documentation shall contain an “amend and extend” mechanism to permit the Borrower, with the consent of each directly affected ABL Revolving Lender under the ABL Revolving Facility, but without the consent of any other ABL Revolving Lender or the Required Lenders (as defined below), to extend the Revolving Credit Termination Date and to provide for different interest rates and fees and voluntary prepayments for the ABL Revolving Lender providing such extended Revolving Credit Termination Date, in each case, so long as an offer to extend the final expiration or maturity date of the applicable ABL Revolving Facility is made to all applicable ABL Revolving Lenders participating in such ABL Revolving Facility on a pro rata basis pursuant to procedures established by the ABL Facility Administrative Agent.

Purpose:
The proceeds of the ABL Revolving Facility shall be used to finance the working capital needs of, and for general corporate purposes of, the Borrower and its subsidiaries (including acquisitions, investments, restricted payments, and other transactions not prohibited by the ABL Facility Documentation), to finance the Acquisition, to pay transactions costs related to the Transactions and to refinance certain existing indebtedness.

Pre-Closing Oversubscription:
On or prior to the Closing Date, in the event that the initial commitments from the ABL Revolving Lenders for the ABL Revolving Credit Facility as delivered to the ABL Facility Lead Arrangers exceeds $75,000,000 in the aggregate, the Borrower may, at its option and in consultation with the ABL Facility Lead Arrangers, request that the aggregate principal amount of the ABL Revolving Commitment be increased; provided that any such increase of the ABL Revolving Commitment shall not exceed an amount equal to $75,000,000; provided further, that to the extent the Borrower  elects to effect such an increase of the ABL Revolving Commitment, all commitments of the ABL Revolving Lenders (other than the Commitment Parties) shall be allocated to such increased amount until fully subscribed prior to any assignment or other allocation of any Commitment Party’s ABL Revolving Commitment.

Post-Closing Accordion:
The Borrower may, at its option, and subject to customary conditions to be mutually agreed upon, request to increase the ABL Revolving Commitment by up to $125,000,000 (less the amount of any increase to the ABL Revolving Commitment pursuant to the oversubscription feature described above and, in any event, not to cause the ABL Revolving Commitment to exceed a total of $200,000,000) by obtaining one or more commitments from one or more ABL Revolving Lenders or, with the consent of the ABL Facility Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), but without the consent of any other ABL Revolving Lenders, from other entities.

III.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth in Annex I to Exhibit C attached hereto.

	Closing Fees:	As set forth in the Fee Letters.

Optional Prepayments:
ABL Revolving Loans may be prepaid, in whole or in part without premium or penalty, in minimum amounts to be mutually agreed, at the option of the Borrower at any time upon one business day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I to Exhibit C attached hereto), three business days’) prior notice, subject to reimbursement of the ABL Revolving Lenders’ actual “breakage” costs (other than lost profits) in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the ABL Revolving Loans shall be applied ratably to the ABL Revolving Loans included in the prepaid borrowing.

Mandatory Prepayments :
The ABL Facility Documentation (as defined below) will contain a mandatory prepayment provision that will require a prepayment of amounts outstanding under the ABL Revolving Facility (without a concurrent reduction of the ABL Revolving Commitment):  upon a sale or transfer of assets of the Borrower or any other Loan Party constituting ABL Priority Collateral (other than sales of inventory in the ordinary course of business and certain other exceptions to be mutually agreed); and upon receipt of insurance proceeds or condemnation awards in respect of assets constituting ABL Priority Collateral.  The amount and application of such mandatory prepayments to be negotiated.

Without limiting the foregoing, ABL Revolving Loans will be required to be prepaid at any time that the Revolving Credit Exposure exceeds the lesser of the Borrowing Base and the ABL Revolving Commitment.

IV.	Collateral

Collateral:
Subject to the Certain Funds Provision and the provisions of the immediately following paragraph and consistent with the Documentation Principles, the obligations of the Borrower and the Guarantors in respect of the ABL Revolving Facility shall be secured by (a) a first priority lien on certain cash, inventory and accounts receivables, deposit accounts, securities and commodity accounts (other than the accounts in which net cash proceeds from the sale of non-ABL Priority Collateral are deposited pending reinvestment and other Excluded Accounts (as defined below)), documents, supporting obligations, books and records and all proceeds (including insurance proceeds) related to the foregoing (“ABL Priority Collateral”) and (b) a second priority lien on substantially all other assets of the Borrower and the Guarantors (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”) (provided that, subject to the Certain Funds Provision, in any event the Collateral on the Closing Date shall not, except as expressly set forth herein, be less than the collateral provided by the Borrower and the other Loan Parties pursuant to the Term Facility; provided further that, subject to the Intercreditor Agreement described below, the ABL Facility Administrative Agent shall have a license allowing the use of such intellectual property as may be necessary or desirable for the liquidation or disposition of, or realization upon, the ABL Priority Collateral in addition to the benefit of other customary intercreditor provisions relating to access and use of non-ABL Priority Collateral, in each case subject to permitted liens and certain exceptions in the ABL Facility Documentation), in each case subject to permitted liens and certain exceptions in the ABL Facility Documentation.  The Collateral will also secure banking services obligations (including ACH transactions, credit card transactions and cash management services) owing to any ABL Revolving Lender or its affiliates and swap obligations owing to any ABL Revolving Lender or its affiliates.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (a) all owned real property with a value less than an amount to be mutually agreed or that is located in a jurisdiction other than the U.S., (b) all leasehold interests (except that the Borrower shall be required to deliver landlord waivers, estoppels and access letters to the extent (if any) the delivery thereof shall be required for the eligibility requirements with respect to assets included in the Borrowing Base, to the extent the Borrower elects (in its sole discretion) to include such assets in the Borrowing Base), (c) governmental licenses or state or local franchises, charters and authorizations to the extent security interest is prohibited or restricted by applicable law, (d) pledges and security interests prohibited or restricted by applicable law (with no requirement to obtain the consent of any governmental authority or third party, including, without limitation, no requirement to comply with the Federal Assignment of Claims Act or any similar statute), (e) any lease, license, permit or agreement or any property subject to such lease, license, permit or agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), other than proceeds thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (f) any assets to the extent a security interest in such assets could result in adverse tax consequences or adverse regulatory consequences, in each case, as reasonably determined by the Borrower in consultation with the ABL Facility Administrative Agent, (g) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (h) interests in joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of third parties, (i) any property subject to a purchase money arrangement permitted to be incurred pursuant to the ABL Facility Documentation, (m) assets where the cost of obtaining a security interest therein exceeds the practical benefit to the ABL Revolving Lenders afforded thereby, in each case, as reasonably determined by the Borrower and the ABL Facility Administrative Agent, (n) margin stock, (o) equity interests and assets of unrestricted subsidiaries, (p) voting equity interests of any CFC or FSHCO in excess of 65% of any such class of equity interests and (q) except as may be required under the ABL Revolving Facility with respect to assets included in the Borrowing Base, any assets located outside the US or assets that require action under the laws of any jurisdiction other than the US to create or perfect a security interest in such assets, including any intellectual property registered in any jurisdiction other than the US (the foregoing described in clauses (a) through (q) are, collectively, the “Excluded Assets”).

Notwithstanding anything herein to the contrary, no perfection actions will be required with respect to (a) motor vehicles and other assets subject to certificates of title to the extent a lien therein cannot be perfected by the filing of a UCC financing statement, (b) letter of credit rights to the extent a lien therein cannot be perfected by the filing of a UCC financing statement and commercial tort claims below an amount to be agreed, (c) stock and assets of captive insurance companies and immaterial subsidiaries and (d) deposit and securities accounts (other than deposit accounts included in the “Cash Dominion” requirements set forth below).

Notwithstanding anything to the contrary, the Borrower and the Guarantors shall not be required, nor shall the ABL Facility Administrative Agent be authorized, to take any action with respect to any assets that are not included in the Borrowing Base and are located outside of the United States (it being understood that, with respect to such assets, there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than the United States or any state thereof); provided Borrower shall not be required to include any specific assets in the Borrowing Base.

All the above-described pledges, security interests shall be created on terms, and pursuant to documentation, consistent with the Documentation Principles and subject to exceptions permitted under the ABL Facility Documentation.  Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Collateral” section shall be, as of the Closing Date, subject to the Certain Funds Provisions.

Intercreditor Agreement:
The lien priority, relative rights and other creditors’ rights issues in respect of the ABL Revolving Facility and the Term Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Borrower, the ABL Facility Administrative Agent and the Term Loan Administrative Agent and consistent with Documentation Principles.

V.	Certain Conditions

Initial Conditions:
The availability of the ABL Revolving Facility on the Closing Date will be subject solely to the applicable conditions precedent set forth in Exhibit D to the Commitment Letter and the section entitled “Conditions” of the Commitment Letter.  For the avoidance of doubt, it is agreed that conditions on the Closing Date set forth herein and in Exhibit D are subject, in all respects, to the Certain Funds Provision.

On-Going Conditions:
Subject to the Certain Funds Provision, the making of each extension of credit shall be conditioned upon (a) the accuracy of all representations and warranties in the ABL Facility Documentation (including, without limitation, the material adverse change and litigation representations); (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit and (c) after giving effect to the extensions of credit request, the Revolving Credit Exposure shall not exceed the lesser of the ABL Revolving Commitment and the Borrowing Base then in effect.

VI.	Certain Documentation Matters

The definitive documentation for the ABL Revolving Facility (the “ABL Facility Documentation” and, together with the Term Facility Documentation, the “Facilities Documentation”) shall reflect the provisions set forth in the Commitment Letter and this Term Sheet and otherwise be mutually agreed, and in any event will contain only those conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Term Sheet, together with other customary loan document provisions and other terms and provisions in each case to be mutually agreed upon, the definitive terms of which will be negotiated in good faith to finalize the ABL Facility Documentation, giving effect to the Certain Funds Provision, as promptly as reasonably practicable (the foregoing, the “Documentation Principles”).

Representations and
Warranties:
Limited to the following (applicable to the Borrower and its restricted subsidiaries only, with all representations to be made as of the Closing Date, subject in all respects to the Certain Funds Provision), in each case with customary exceptions, limitations and qualifications to be mutually agreed and otherwise consistent with the Documentation Principles:  accuracy of financial statements; no material adverse change; existence and standing of the Loan Parties; authorization and validity of the ABL Facility Documentation; compliance with laws; corporate power and authority; enforceability of the ABL Facility Documentation; governmental approvals; no conflict with law, material contractual obligations or organizational documents; no material litigation; no default; ownership of property material to the businesses of the Loan Parties; creation, perfection, validity and, to the extent applicable, first priority, of security interests in Collateral (subject to permitted liens and other exceptions to perfection to be mutually agreed and consistent with the Documentation Principles); intellectual property; taxes; insurance; Federal Reserve margin regulations; ERISA and other foreign pension matters; Investment Company Act; subsidiaries; environmental matters; labor matters; accuracy of written disclosure; solvency (defined as set forth in Exhibit D); use of proceeds; and sanctions laws and regulations.

Affirmative Covenants:
Subject to the Certain Funds Provision, and limited to the following (applicable to the Borrower and its restricted subsidiaries only), in each case with customary exceptions, limitations and qualifications to be mutually agreed, and otherwise consistent with the Documentation Principles:  delivery of quarterly (for each of the first three fiscal quarters of any fiscal year) and annual financial statements, quarterly compliance certificates, annual projections, monthly collateral reporting (including agings and inventory reports) and monthly borrowing base certificates and other information reasonably requested by the ABL Revolving Lenders through the ABL Facility Administrative Agent (provided that, at any time Excess Availability is less than the greater of (i) 12.5% of the ABL Revolving Commitment and (ii) the sum of $9,375,000 plus the lesser of (x) 10.0% of the aggregate principal amount of the ABL Facility in excess of $75,000,000 (such aggregate incremental amount, the “ABL Facility Increase”) and (y) $5,625,000 (such greater amount, the “Excess Availability Threshold Amount”), (x) all applicable Borrowing Base-related collateral reporting and related borrowing base certificates will, to the extent requested by the ABL Facility Administrative Agent, be delivered on a weekly basis and (y) financial statements will be delivered on a monthly basis, in each case until such time as Excess Availability is greater than or equal to the Excess Availability Threshold Amount for twenty (20) consecutive days); payment of taxes; continuation of business and maintenance of existence and material rights, licenses and privileges; compliance with laws (including environmental laws); maintenance of property (subject to casualty, condemnation and normal wear and tear) and reasonable and adequate insurance; maintenance of books and records; right of the ABL Facility Administrative Agent to inspect property and books and records (including periodic field examinations and inventory appraisals) (it being understood and agreed that any ABL Revolving Lender may, at its own cost and expense, accompany the ABL Facility Administrative Agent for such inspections, examinations and appraisals); notices of defaults, material litigation and other material events; depository banks (provided that the Borrower and its restricted subsidiaries may maintain accounts at financial institutions other than the ABL Facility Administrative Agent so long as such accounts are subject to customary control agreements); use of proceeds; further assurances; and guarantor and collateral requirements.

“Excess Availability” means, at any time, an amount equal to Availability as of such time, plus the aggregate amount of unrestricted cash and cash equivalents of the Borrower and the Guarantors at such time (in each case, to the extent maintained in segregated accounts at the ABL Facility Administrative Agent and subject to customary control agreements).

Negative Covenants:
Subject to the Certain Funds Provisions, limited to the following (applicable to the Borrower and its restricted subsidiaries only), in each case with customary exceptions, limitations and qualifications to be mutually agreed, and otherwise consistent with the Documentation Principles:  indebtedness (including guarantee obligations in respect of indebtedness and preferred stock of restricted subsidiaries); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; payment of restricted payments (including dividends and other payments in respect of equity interests), provided however, that restricted payments will be permitted without limitation upon satisfaction of one of the Payment Conditions, as defined below; investments (including loans and advances) and acquisitions, provided however that such investments and acquisitions will be permitted without limitation upon satisfaction of one of the Payment Conditions and, in the case of acquisitions, other customary conditions; sale and leaseback transactions; swap agreements; optional payments and modifications of subordinated and other junior debt instruments, provided however that such prepayments will be permitted without limitation upon satisfaction of one of the Payment Conditions; transactions with affiliates; changes in fiscal year (other than with the consent of the ABL Facility Administrative Agent); restrictive agreements (including negative pledge clauses); amendment of organizational documents; sanctions laws and regulations; and, so long as the 3.50% Convertible Senior Notes due June 1, 2016 issued by the Borrower (the “Existing Convertible Notes”) remain outstanding, during the period commencing on March 1, 2016 and ending on June 1, 2016, the Borrower shall not permit liquidity (defined as unrestricted and unencumbered cash, cash equivalents and Excess Availability (calculated without giving effect to whether the applicable accounts are maintained with the ABL Administrative Agent or not) (without duplication)) to be less than the sum of $120,000,000 plus an amount equal to 25% of the Revolving Commitment; provided that the foregoing covenant shall cease to apply if the Borrower shall have demonstrated to the reasonable satisfaction of the ABL Facility Administrative Agent (acting in consultation with the Required Lenders) that the Borrower has made and shall maintain alternative arrangements (such as, without limitation, binding refinancing commitments or satisfactory hedging arrangements) to provide for the repayment and/or refinancing in full of the Existing Convertible Notes on or prior to the maturity date thereof.

“Payment Conditions” means (i) after giving effect to the proposed event as if it occurred on the first day of the Pro Forma Period, pro forma Excess Availability greater than 25.0% of the ABL Revolving Commitment at all times during the Pro Forma Period, or (ii) after giving effect to the proposed event as if it occurred on the first day of the Pro Forma Period, (A) pro forma Excess Availability at all times during the Pro Forma Period greater than 17.5% of the ABL Revolving Commitment and (B) a fixed charge coverage ratio greater than 1.10 to 1.00 (computed on a pro forma basis for the most recent four fiscal quarter period for which financials are required to be delivered under the ABL Facility Documentation).

“Pro Forma Period” means the period commencing thirty (30) days prior to the date an event is proposed by the Borrower to occur through the date of such event.

Financial Covenant:
If on any date Excess Availability is less than the greater (such greater amount, the “ABL Covenant Trigger Amount”) of (i) 10.0% of the ABL Revolving Commitment and (ii) the sum of $7,500,000 plus the lesser of (x) 10.0% of the ABL Facility Increase and (y) $7,500,000, then for any period (such period, a “Compliance Period”) commencing on such date and continuing until Excess Availability is subsequently greater than or equal to the ABL Covenant Trigger Amount for 45 consecutive calendar days (provided that if two separate, non-overlapping Compliance Periods have commenced and subsequently ended during any calendar year, the third Compliance Period during such year shall end no earlier than December 31 of such year), the Borrower shall comply on a quarterly basis with a minimum fixed charge coverage ratio of 1.00 to 1.00.  The foregoing financial covenant shall be tested (i) immediately upon trigger and computed on a mutually agreed upon pro forma basis based on the most recently completed four fiscal quarter period for which financial statements have been delivered and (ii) on the last day of each subsequently completed fiscal quarter of the Borrower ending during a Compliance Period for which financial statements have been delivered.

Cash Dominion:
Subject to the limitations set forth below, the Loan Parties will be subject to cash dominion for the life of the ABL Revolving Facility (excluding (i) trust accounts or accounts solely used for the purposes of making payments in respect of payroll, taxes, and/or employees wages and/or benefits, (ii) other accounts with average funds on deposit less than an amount to be agreed and (iii) certain other accounts to be mutually agreed (collectively, “Excluded Accounts”)).  Other than on the Closing Date, funds deposited into any depository account will be swept on a daily basis into a blocked account with the ABL Facility Administrative Agent at any time Excess Availability is less than the Excess Availability Threshold Amount (provided that, so long as Excess Availability is greater than or equal to the Excess Availability Threshold Amount for thirty (30) consecutive days, collections which are received into the blocked account with the ABL Facility Administrative Agent or any other depository account may, at the option of the Borrower, be deposited into the applicable Loan Parties’ operating accounts rather than being used to reduce amounts owing under the ABL Revolving Facility).  The appropriate documentation, including blocked account and/or lockbox agreements reasonably acceptable to the ABL Facility Administrative Agent, will be required for all depository accounts of the Loan Parties; it being understood and agreed that the Borrower and its restricted subsidiaries shall use commercially reasonable efforts to deliver such documentation as soon as commercially reasonable but in any event the Loan Parties shall be required to deliver such documentation not later than 90 days after the Closing Date (or such later date as may be agreed upon by the ABL Facility Administrative Agent).

Unrestricted Subsidiaries:
The ABL Facility Documentation will contain provisions to be mutually agreed between the Borrower and the ABL Facility Administrative Agent pursuant to which the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary.  Unrestricted subsidiaries will not be subject to the mandatory prepayment, representation and warranties, affirmative or negative covenants or event of default provisions of the ABL Facility Documentation and the cash held by, results of operations, interest expenses and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any financial covenant or other financial metric contained in the ABL Facility Documentation.

Events of Default:
Limited to the following (applicable to the Borrower and its restricted subsidiaries only), and subject to grace periods, notice requirements, thresholds, and materiality qualifications to be mutually agreed, and otherwise shall be consistent with the Documentation Principles:  nonpayment of principal when due; nonpayment of interest, fees or other amounts after five business days; representations and warranties are incorrect in any material respect; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of thirty (30) days following the earlier of the Borrower’s knowledge thereof and written notice from the ABL Facility Administrative Agent); cross-default to occurrence of a default (whether or not resulting in acceleration) under any other agreement governing indebtedness, in excess of an amount to be agreed upon and after the expiration of all applicable grace and notice periods, of the Borrower or any of its restricted subsidiaries; bankruptcy events in respect of the Borrower and any material restricted subsidiaries (subject to a 60-day grace period for involuntary bankruptcy or insolvency events); certain ERISA events that could reasonably be expected to have a material adverse effect; monetary judgments in excess of an amount to be agreed upon (after giving effect to third-party insurance from a creditworthy insurer that has not denied coverage); any material provision of any of the ABL Facility Documentation shall cease to be in full force and effect (other than pursuant to its express terms) or any Loan Party thereto shall assert that any provision of any ABL Facility Documentation is not in full force and effect; any security interests created in a material portion of the Collateral by the security documents shall cease to be enforceable and of the same priority purported to be created thereby; and a change of control.

Voting:
Amendments, waivers and consents with respect to the ABL Facility Documentation shall require the approval of at least two (2) (if there is more than one (1) ABL Revolving Lender) ABL Revolving Lenders holding more than 50% of the Revolving Credit Exposure and unused commitments under the ABL Revolving Facility (the “Required Lenders”), except that (a) the consent of each ABL Revolving Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any ABL Revolving Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any ABL Revolving Lender’s commitment and (b) the consent of each ABL Revolving Lender shall be required to (i) increase the advance rates set forth in the definition of Borrowing Base, (ii) modify the pro rata sharing requirements of the ABL Facility Documentation, (iii) permit any Loan Party to assign its rights under the ABL Facility Documentation, (iv) modify any of the voting percentages, (v) release all or substantially all of the value of the Guarantors (taken as a whole), except as otherwise permitted in the ABL Facility Documentation; or (vi) release all or substantially all of the Collateral, except as otherwise permitted in the ABL Facility Documentation.

The ABL Facility Documentation shall contain customary provisions for replacing ABL Revolving Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting ABL Revolving Lenders in connection with amendments and waivers requiring the consent of all ABL Revolving Lenders or of all ABL Revolving Lenders directly affected thereby so long as the Required Lenders shall have consented thereto.

If the ABL Facility Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the ABL Facility Documentation, then the ABL Facility Administrative Agent and the Borrower shall be permitted to amend such provision without further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the ABL Facility Administrative Agent within five business days following receipt of notice thereof.

Assignments and
Participations:
The ABL Revolving Lenders shall be permitted to assign to certain eligible assignees all or a portion of their ABL Revolving Loans and commitments under the ABL Revolving Facility with the consent, not to be unreasonably withheld or delayed, of (a) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the ABL Facility Administrative Agent within ten business days after having received notice thereof), unless (i) the assignee is an ABL Revolving Lender, an affiliate of an ABL Revolving Lender or an approved fund or (ii) a payment or bankruptcy event of default has occurred and is continuing, (b) the ABL Facility Administrative Agent, (c) the Issuing Lender and (d) the Swing Line Lender; provided, that no assignments shall be made to Disqualified Institutions or any defaulting lender.  In the case of partial assignments (other than to another ABL Revolving Lender, to an affiliate of an ABL Revolving Lender or an approved fund), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Borrower and the ABL Facility Administrative Agent.

The ABL Revolving Lenders shall also be permitted to sell participations in their ABL Revolving Loans to other persons (other than any natural persons, any Disqualified Institution and any defaulting lender).  Participants shall have the same benefits as the ABL Revolving Lenders with respect to yield protection and increased cost provisions, subject to customary limitations and restrictions.  Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees owing to such participant, (b) extensions of final scheduled maturity or times for payment of interest or fees owing to such participant and (c)  releases of Collateral or Guarantors requiring the approval of all ABL Revolving Lenders.  Pledges of ABL Revolving Loans in accordance with applicable law shall be permitted, subject to customary restrictions.

“Disqualified Institutions” means (a) persons that are reasonably determined by the Borrower to be competitors of the Borrower or its subsidiaries or the Target or its subsidiaries and which are specifically identified by the Borrower to the ABL Facility Administrative Agent in writing prior to the date hereof (“Disqualified Competitors”) and (b) any of such Disqualified Competitors’ affiliates to the extent such affiliates (x) are clearly identifiable as affiliates of Disqualified Competitors on the basis of such affiliates’ names and (y) are not bona fide debt investment funds that are affiliates of Disqualified Competitors; provided that, solely with respect to the foregoing clause (a), the Borrower, upon reasonable notice to the ABL Facility Administrative Agent after the date hereof, shall be permitted to supplement in writing by name the list of persons that are Disqualified Competitors to the extent such supplemented person is a competitor (or affiliate thereof, other than a bona fide debt investment fund) of the Borrower or its subsidiaries or the Target or its subsidiaries, which supplement shall become effective two (2) days after delivery to the ABL Facility Administrative Agent and the ABL Revolving Lenders, but which shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the ABL Revolving Loans (but solely with respect to such ABL Revolving Loans).  The initial list of Disqualified Competitors shall be made available to the ABL Revolving Lenders on the Closing Date.

Yield Protection:
The ABL Facility Documentation shall contain provisions (a) protecting the ABL Revolving Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law (including reflecting that both (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in the case of each of the foregoing clause (x) and clause (y), be deemed to be a change in law regardless of the date enacted, adopted or issued), (b) indemnifying the ABL Revolving Lenders for actual “breakage” costs incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I to Exhibit C hereto) on a day other than the last day of an interest period with respect thereto (other than lost profits) and (c) providing the ABL Revolving Lenders with a customary tax gross up (subject to exceptions for customary categories of excluded taxes).

Field Examinations:
Field examinations will be conducted on an annual basis at the discretion of the ABL Facility Administrative Agent, to ensure the adequacy of Borrowing Base collateral and related reporting and control systems; provided that, in the event Excess Availability is less than the Excess Availability Threshold Amount, two field examinations per year will be conducted; provided further that there shall be no limitation on the number or frequency of field examinations if an event of default shall have occurred and be continuing and the ABL Facility Administrative Agent has given notice thereof.  For the avoidance of doubt, the limitations in the foregoing sentence shall not limit or otherwise modify the Borrower’s general obligations under the affirmative covenants in the ABL Facility Documentation regarding the right of the ABL Revolving Lenders to inspect property and books and records.

Appraisals:
Inventory appraisals will be conducted at the Borrower’s expense on an annual basis at the discretion of the ABL Facility Administrative Agent; provided that, in the event Excess Availability is less than the Excess Availability Threshold Amount, two inventory appraisals per year at the Borrower’s expense will be conducted; provided further that there shall be no limitation on the number or frequency of inventory appraisals at the Borrower’s expense if an event of default shall have occurred and be continuing and the ABL Facility Administrative Agent has given notice thereof.

Expenses and
Indemnification:
The Borrower shall pay promptly following written demand (including documentation reasonably supporting such request) (a) all reasonable and documented out-of-pocket expenses of the ABL Revolving Facility Administrative Agent and the ABL Lead Arrangers associated with the syndication of the ABL Revolving Facility and the preparation, execution, delivery and administration of the ABL Facility Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one primary counsel to the ABL Facility Administrative Agent and the ABL Lead Arrangers, taken as a whole, plus one local counsel in each applicable jurisdiction), (b) all reasonable and documented out-of-pocket expenses of the ABL Facility Administrative Agent and the ABL Revolving Lenders (but limited, in the case of legal fees and expenses, to the fees, disbursements and other charges of one counsel to the ABL Facility Administrative Agent and the ABL Revolving Lenders, taken as a whole (and in the case of a conflict of interest, one additional counsel to the similarly affected group of ABL Revolving Lenders, taken as a whole)) in connection with the enforcement of the ABL Facility Documentation or protection of rights thereunder. and (c) fees and expenses associated with collateral monitoring, collateral reviews and appraisals (including field examination fees currently equal to $125 per hour per examiner, plus out-of-pocket expenses) and reasonable fees and expenses of other advisors and professionals engaged by the ABL Facility Administrative Agent or the ABL Facility Lead Arrangers with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that (i) prior to the Closing Date, only one inventory appraisal, one full scope field examination and, at the option of the ABL Facility Administrative Agent, one limited scope pre-closing field examination, in each case in respect of the Borrower and its subsidiaries (or, if any such appraisal or examination is conducted separately for the Target and its subsidiaries, two such inventory appraisals, two such full scope field examinations and, at the option of the ABL Facility Administrative Agent, two such limited scope pre-closing field examinations) shall be included within the scope of this paragraph and (ii) on and after the Closing Date, expense reimbursements with respect to field examinations and inventory appraisals shall be limited as described above.

The ABL Facility Administrative Agent, the ABL Facility Lead Arrangers and the ABL Revolving Lenders (and their respective affiliates and their respective officers, directors, employees, advisors and agents) (each, an “indemnified person”) will be indemnified and held harmless against, any actual losses, claims, damages, liabilities or documented expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel and, if necessary one additional local counsel in each relevant jurisdiction, to the indemnified persons taken as a whole (and, in the case of a conflict of interest, one additional counsel to the similarly affected group of indemnified persons, taken as a whole)) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except, in the case of any indemnified person, to the extent they arise from (i) the gross negligence, bad faith or willful misconduct of such indemnified person (or its affiliates and its officers, directors, employees, advisors and agents), (ii) in connection with a claim made by the Borrower, the material breach of the ABL Facility Documentation by such indemnified person (or its affiliates and its officers, directors, employees, advisors and agents) (in the case of each of the preceding clause (i) and this clause (ii), as determined by a court of competent jurisdiction in a final non-appealable judgment) or (iii) any disputes solely among indemnified persons (other than any claims against an indemnified person in its capacity or in fulfilling its role as the ABL Facility Administrative Agent or an ABL Lead Arranger or similar role under the ABL Revolving Facility and other than any claims arising out of any act or omission of the Borrower or any of its affiliates).

Defaulting Lenders:	The ABL Facility Documentation will include the ABL Facility Administrative Agent’s customary provisions regarding defaulting lenders.

Governing Law and Forum:	The ABL Facility Documentation will be governed by the internal laws of the State of New York.

Counsel to the ABL Facility
Administrative Agent:	Sidley Austin LLP.

Annex I to Exhibit C

INTEREST AND CERTAIN FEES

Interest Rate Options:
The Borrower may elect that the ABL Revolving Loans comprising each borrowing bear interest at a rate per annum equal to (a) the Alternate Base Rate (such ABL Revolving Loans herein referred to as “ABR Loans”) plus the Applicable Margin or (b) the Adjusted LIBO Rate (such ABL Revolving Loans herein referred to as “Eurodollar Loans”) plus the Applicable Margin; provided, that all Swing Line Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

As used herein:

“Alternate Base Rate” or “ABR” means the greatest of (a) the prime rate of interest announced from time to time by Chase or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.5% per annum and (c) the Adjusted LIBO Rate for a one month interest period as displayed on Reuters Screen LIBOR01 Page (or on any successor or substitute page) on such day plus 1% per annum.

“Adjusted LIBO Rate” means the London interbank offered rate administered by the British Bankers Association or any other person that takes over the administration of such rate for U.S. Dollars (adjusted for statutory reserve requirements for eurocurrency liabilities) for a period equal to one, two, three or six, or, to the extent agreed to by all relevant affected ABL Revolving Lenders, twelve months (as selected by the Borrower) as displayed on Reuters Screen LIBOR01 Page or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the ABL Facility Administrative Agent from time to time in its reasonable discretion (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) business days prior to the commencement of such interest period; provided that, if the LIBO Screen Rate shall not be available at such time for a period equal in length to such interest period then the Adjusted LIBO Rate shall be determined by the ABL Facility Administrative Agent in accordance with procedures to be outlined in the ABL Facility Documentation.

“Applicable Margin” means a margin to be determined by the ABL Facility Administrative Agent when a commitment is delivered or, if a commitment has not been delivered, on the Closing Date, which margin is expected to initially equal the following amounts for ABL Revolving Loans:

0.50% per annum in the case of ABR Loans

1.50% per annum in the case of Eurodollar Loans

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Performance Pricing:
Commencing at least six (6) months after the Closing Date, the Applicable Margins, as well as the Letter of Credit Fee, will be subject to performance pricing adjustments as set forth in the pricing grid attached hereto.

Interest Payment Dates:	In the case of ABR Loans, interest shall be payable in arrears on the last day of each month, upon any prepayment due to acceleration and at final maturity.

In the case of Eurodollar Loans, interest shall be payable in arrears on the last day of each interest period and, in the case of an interest period longer than three months, quarterly, upon any prepayment and at final maturity.

Commitment Fee:
A commitment fee equal to 0.25% per annum on the average daily unused portion of the ABL Revolving Commitment, payable quarterly in arrears to the ABL Facility Administrative Agent for the ratable benefit of the ABL Revolving Lenders (including the ABL Facility Administrative Agent in its capacity as an ABL Revolving Lender) from the Closing Date until termination of the ABL Revolving Commitment.

Letter of Credit Fees:
Letter of Credit:  A letter of credit fee, equal to the ABL Revolving Facility Applicable Margin for Eurodollar Loans, on the daily maximum amount to be drawn under all Letters of Credit, payable monthly in arrears to the ABL Facility Administrative Agent for the ratable benefit of the ABL Revolving Lenders (including the Issuing Lender).

Fronting Fee:  A fronting fee of 0.125% per annum of the face amount of each Letter of Credit issued shall be payable to the Issuing Lender, together with any documentary and processing charges in accordance with the Issuing Lender’s standard schedule for such charges with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of each letter of credit and each drawing made thereunder.

Default Rate:
After a payment default, the applicable interest rate and Letter of Credit Fee will be increased by 2% per annum on such overdue amounts (and new Eurodollar Loans may be suspended).  Overdue interest, fees and other amounts shall bear interest at 2% per annum above the rate applicable to ABR Loans.

Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans, the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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PRICING GRID

Pricing Level	Fixed Charge Coverage Ratio	Eurodollar Applicable Margin	ABR Applicable Margin
Level I	> 1.50 to 1.00	1.50%	0.50%
Level II	> 1.25 to 1.00 but < 1.50 to 1.00	1.75%	0.75%
Level III	< 1.25 to 1.00	2.00%	1.00%

The applicable margins and the letter of credit fee shall be determined quarterly in accordance with the foregoing table based upon the fixed charge coverage ratio determined as of the most recently ended fiscal quarter of the Borrower for the four consecutive fiscal quarters then ending based upon the Borrower’s annual or quarterly financial statements delivered pursuant to the ABL Facility Documentation (at any time, “Fixed Charge Coverage Ratio”).  Any change to the applicable margins and letter of credit fee resulting from a change in the Fixed Charge Coverage Ratio shall become effective during the period commencing on and including the date of delivery to the ABL Facility Administrative Agent of such financial statements and ending on the date immediately preceding the effective date of the next such change.  If the Borrower fails to deliver any such financial statements with its calculation of the Fixed Charge Coverage Ratio to the ABL Facility Administrative Agent at the time required pursuant to the ABL Facility Documentation, or if the Borrower fails to deliver any borrowing base certificate to the ABL Facility Administrative Agent at the time required pursuant to the ABL Facility Documentation, then the applicable margins and the letter of credit fee may, at the option of the ABL Facility Administrative Agent, be set at the highest Pricing Level set forth in the foregoing table until five (5) days after such financial statements or borrowing base certificate, as applicable, is so delivered.

Notwithstanding the foregoing, Pricing Level I shall be deemed to be applicable until the date that is at least six (6) months after the Closing Date, at which time the Pricing Level shall be determined in accordance with the Fixed Charge Coverage Ratio based on the first such financial statements required to be delivered to the ABL Facility Administrative Agent after the date that is six (6) months after the Closing Date pursuant to the ABL Facility Documentation.

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EXHIBIT D

PROJECT ICE

Conditions Precedent

The availability of the Senior Facilities shall be subject to the satisfaction or waiver of the following conditions (subject to the Certain Funds Provision).  Capitalized terms used but not defined in this Exhibit D have the meanings set forth in the letter to which this Exhibit D is attached or in Exhibits A, B or C thereto.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

1.           The Borrower and each Guarantor shall have executed and delivered the Facilities Documentation, in each case, consistent with the Commitment Letter and Term Sheets, to which they are parties (which shall be subject to the Certain Funds Provision), and each Commitment Party shall have received:

(a)           a customary notice of borrowing;

(b)           customary closing, officer’s and good standing (of the jurisdiction of organization of the Borrower and each Guarantor) certificates and legal opinions; and

(c)           a certificate (substantially in the form of Annex I to this Exhibit D) from the chief financial officer (or other officer with reasonably equivalent duties) of the Borrower certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

2.           Since the date of the Acquisition Agreement, there shall not have occurred or exist any event, change, occurrence, circumstance, effect or condition which (individually or in the aggregate) has had, or would reasonably be expected to have, a Target Material Adverse Effect.  As used herein, “Target Material Adverse Effect” means any event, change, circumstance, effect or state of facts that (i) has, or would reasonably be expected to have, a materially adverse effect on the financial condition, business, assets, or results of operations of the Target and its Subsidiaries taken as a whole, other than those arising out of (1) general economic conditions, (2) conditions generally affecting industries in which the Target or its Subsidiaries operates, (3) the financial markets, (4) the entering into, the public announcement or disclosure or the pendency of the Acquisition Agreement or the transactions contemplated hereby (other than for purposes of any representation or warranty contained in Section 3.3 of the Acquisition Agreement), the taking of any action explicitly required by the Acquisition Agreement or with the written consent of the Borrower or Purchaser, or the identity of, or any facts or circumstances relating to, the Borrower, Purchaser or any of their respective Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Target or any of its Subsidiaries with other Persons, including Governmental Authorities, customers, suppliers, officer or employees, (5) any litigation brought or threatened by stockholders of the Target (whether on behalf of the Target or otherwise) in respect of the announcement of the Acquisition Agreement or the consummation of the Merger or any of the transactions contemplated hereby), (6)  any act of God or any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (7) any change in political or social conditions, (8) any change or proposed change in Applicable Law (as defined in the Acquisition Agreement) or interpretations thereof, (9) any change in GAAP (or authoritative interpretations thereof), (10) any failure by the Target to meet analysts’ revenue or earning projections or any change in or failure by the Target to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that any event, change, circumstance, effect or state of facts underlying such failure has, or would reasonably be expected to have, resulted in a Target Material Adverse Effect), (11) any change in the price or trading volume of the Common Stock (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that any event, change, circumstance, effect or state of facts underlying such failure has, or would reasonably be expected to have, resulted in a Target Material Adverse Effect), or (12) except as a result of a breach of or inaccuracy in Section 3.22 of the Acquisition Agreement, the determination by, or the delay of a determination by, the US Food and Drug Administration (“FDA”) or any other Governmental Authority, or any panel or advisory body empowered or appointed thereby, in each case, after the date of the Acquisition Agreement, with respect to the approval or non-approval of any products (except with respect to any supply interruption, discontinuance or product recall of any products that are currently being marketed or commercialized by the Target or any of its Subsidiaries), new methods of delivery for existing products or new dosages for existing products, in each case of the Target or its Subsidiaries; provided that the events, changes, circumstances, effects or state of facts set forth in the foregoing clauses (1), (2), (3), (5), (6), (7) and (8) may be taken into account in determining whether a “Target Material Adverse Effect” has occurred or would reasonably be expected to occur, in each case to the extent, and only to the extent, that such events, changes, circumstances, effects or state of facts have a disproportionate adverse impact on the Company Parties and their Subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Target or its Subsidiaries operate, or (ii) prevents, materially impedes or materially delays, or would reasonably be expected to prevent, materially impede or materially delay the Target’s ability to consummate the transactions contemplated by the Acquisition Agreement.  Any capitalized terms used but not defined in the foregoing definition shall have the meanings set forth in the Acquisition Agreement as in effect on the date hereof.

3.           The Acquisition Agreement (including, but not limited to, all schedules and exhibits thereto) shall be in full force and effect.  The Acquisition shall be consummated pursuant to the Acquisition Agreement substantially concurrently with the initial funding of the Senior Facilities without giving effect to any amendments, consents or waivers by the Borrower (or the Borrower’s affiliates) thereto or modifications to the provisions thereof that, in any such case, are materially adverse to the interests of the Senior Lead Arrangers or the Lenders without the consent of the Senior Lead Arrangers and the Administrative Agents, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that (i) any decrease in the consideration for the Acquisition (other than pursuant to any purchase price or similar adjustment provisions set forth in the Acquisition Agreement), except for decreases of less than 15% (cumulative for all such decreases) of the total consideration for the Acquisition and (ii) any modifications to, without limitation, any of the provisions to the extent relating to any Administrative Agent’s, any Senior Lead Arranger’s or any Lender’s liability, jurisdiction or status as a third party beneficiary under the Acquisition Agreement (including, without limitation, as set forth in Sections 8.4(b), 9.3, 9.5, 9.10 and 9.13(b) of the Acquisition Agreement) shall be deemed to be materially adverse to the interests of the Senior Lead Arrangers and Lenders).

4.           The Commitment Parties shall have received (1)  audited consolidated balance sheets and related statements of income and cash flows of the Target for the fiscal years of the Target ended 2011, 2012 and 2013 and each fiscal year of the Target ended thereafter and at least 90 days prior to the Closing Date (each Commitment Party acknowledges receipt of the 2011, 2012 and 2013 audited balance sheets and related statements of income and cash flows), (2)  unaudited consolidated balance sheets and related statements of income and cash flows of the Target for each fiscal quarter of the Target (other than the fourth fiscal quarter of any fiscal year of the Target) ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, and (3) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of the last day of the most recently delivered financial statements pursuant to the foregoing, prepared after giving effect to the Transactions; provided that the filing of the required financial statements on form 10-K or form 10-Q within such time periods by the Target will satisfy the requirement of clauses (1) and (2) of this paragraph.

5.           So long as requested at least ten (10) days prior to the Closing Date, the applicable Administrative Agent shall have received, at least two business days prior to the Closing Date, all documentation and other information with respect to the Borrower that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

6.           With respect to the Term Facility, the Term Loan Lead Arrangers (a) shall have received one or more customary confidential information memoranda and lender presentations customarily used for the syndication of the Term Facility and (b) shall have been afforded a period of at least 15 consecutive business days (provided that (i) November 29, 2013 shall be deemed not to be a business day and (ii) such period shall either end prior to December 20, 2013 or commence after January 6, 2014) following the date of delivery of the Confidential Information Memorandum to the Term Loan Lead Arrangers to syndicate the Term Facility.

7.           Payment of all fees and expenses earned, due and payable to the Commitment Parties and the Lenders required to be paid on the Closing Date for which invoices have been received at least two days in advance (which amounts may be offset against the proceeds of the applicable Senior Facility).

8.           On the Closing Date, after giving effect to the Transactions, none of the Borrower, the Target and any of their subsidiaries shall have any material third-party indebtedness for borrowed money other than (i) the Senior Facilities, (ii) the Existing Convertible Notes, (iii) in the case of the Target and its subsidiaries, indebtedness permitted to be incurred or to remain outstanding pursuant to the Acquisition Agreement and (iv) in the case of the Borrower and its subsidiaries, other indebtedness in aggregate outstanding principal amount not to exceed $25,000,000.

9.           With respect to each Senior Facility, subject to the Certain Funds Provision, all documents and instruments necessary to create and perfect each Administrative Agent’s respective security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

10.           (a) The Specified Acquisition Agreement Representations shall be true and correct as contemplated by the Certain Funds Provision and (b) the Specified Representations shall be true and correct in all material respects as of the Closing Date (except in the case of any Specified Representation which expressly relates to a given date or period, in which case such representation and warranty shall be true and correct in all material respects  as of the respective date or respective period, as the case may be).

11.           Solely with respect to any funding under the ABL Facility on the Closing Date in excess of the amount of the Interim Borrowing Base, and to the extent that prior to the Closing Date (i) the ABL Facility Administrative Agent shall have received and the ABL Facility Administrative Agent shall be satisfied with appraisals of inventory and certain other assets to be specified by the ABL Facility Administrative Agent from appraisers satisfactory to the ABL Facility Administrative Agent and (ii) the ABL Facility Administrative Agent or its designee shall have conducted a satisfactory field examination of the accounts receivable, inventory and related working capital matters and financial information of the Borrower and its subsidiaries and of the related data processing and other systems, the Borrower shall have used commercially reasonable efforts to deliver to the ABL Facility Administrative Agent a borrowing base certificate as of a date not earlier than the last calendar day of the most recent calendar month ended at least five (5) business days prior to the Closing Date.

12.           The closing of the Senior Facilities shall have occurred on or before the Expiration Date.

Annex I to Exhibit D

FORM OF SOLVENCY CERTIFICATE

[●], _____

This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain [●]1 (the “Credit Agreement”); the terms defined therein being used herein as therein defined.

I, [●], the chief financial officer of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as chief financial officer of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, (a) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the assets of the Borrower and its Subsidiaries at a fair valuation, taken as a whole, on a going concern basis; (b) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated on the date hereof and (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature (in the ordinary course of business).  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

__________________________
1 Describe applicable Credit Agreement.

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:	[●]
Title:	Chief Financial Officer

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